Exhibit 99.4
Item 15(a) (1) AND (2)

THE STANLEY WORKS AND SUBSIDIARIES
INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE
Schedule II — Valuation and Qualifying Accounts of The Stanley Works and subsidiaries is included in Item 15 (page 27).
Report of Independent Registered Public Accounting Firm — Financial Statement Opinion (page 28).
Consolidated Statements of Operations — fiscal years ended December 29, 2007, December 30, 2006, and December 31, 2005 (page 29).
Consolidated Balance Sheets — December 29, 2007 and December 30, 2006 (page 30).
Consolidated Statements of Cash Flows — fiscal years ended December 29, 2007, December 30, 2006, and December 31, 2005 (page 31).
Consolidated Statements of Changes in Shareowners’ Equity — fiscal years ended December 29, 2007, December 30, 2006, and December 31, 2005 (page 32).
Notes to Consolidated Financial Statements (page 33).
Selected Quarterly Financial Data (Unaudited) (Page 72).
Consent of Independent Registered Public Accounting Firm (Exhibit 23.1).
All other schedules are omitted because either they are not applicable or the required information is shown in the financial statements or the notes thereto.

Schedule II — Valuation and Qualifying Accounts
The Stanley Works and Subsidiaries
Fiscal years ended December 29, 2007, December 30, 2006 and December 31, 2005
(Millions of Dollars)

		ADDITIONS
		Charged to	(b) Charged
	Beginning	Costs and	To Other	(a)	Ending
Description	Balance	Expenses	Accounts	Deductions	Balance
Allowance for Doubtful Accounts:
Year Ended 2007:
Current	$33.3	$9.9	$5.3	$8.1	$40.4
Non-current	2.0	—	—	1.2	0.8
Year Ended 2006:
Current	$34.4	$3.8	$1.5	$6.4	$33.3
Non-current	2.3	0.2	—	0.5	2.0
Year Ended 2005
Current	$25.3	$8.7	$7.3	$6.9	$34.4
Non-current	2.9	0.4	(0.9)	0.1	2.3
Tax Valuation Allowance:
Year Ended 2007:	$26.8	$3.4	$1.7	$4.6	$27.3
Year Ended 2006:	27.2	2.6	2.8	5.8	26.8
Year Ended 2005:	36.7	0.5	2.4	12.4	27.2

(a)	With respect to the allowance for doubtful accounts, represents amounts charged-off, less recoveries of accounts previously charged-off.

(b)	Represents foreign currency translation impact, acquisitions, and net transfers to / from other accounts.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of The Stanley Works
We have audited the accompanying consolidated balance sheets of The Stanley Works and subsidiaries as of December 29, 2007 and December 30, 2006, and the related consolidated statements of operations, changes in shareowners’ equity, and cash flows for each of the three fiscal years in the period ended December 29, 2007. Our audits also included the financial statement schedule listed as Exhibit 99.4 in the Exhibit Index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Stanley Works and subsidiaries at December 29, 2007 and December 30, 2006, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended December 29, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), The Stanley Works’ internal control over financial reporting as of December 29, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organization of the Treadway Commission and our report dated February 21, 2008 expressed an unqualified opinion thereon.
As discussed in Note A to the Consolidated Financial Statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of SFAS No. 109’’, effective December 31, 2006 and Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised 2004), “Share-based Payment” effective January 1, 2006. As discussed in Note M to the Consolidated Financial Statements, the Company adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — An amendment to FASB Statement Nos. 87, 88, 106 and 132(R)” effective December 30, 2006.
/s/ Ernst & Young LLP
Hartford, Connecticut
February 21, 2008, except as it relates to the effects of the discontinued operations discussed in Note T, for which the date is September 17, 2008

Consolidated Statements of Operations
Fiscal years ended December 29, 2007, December 30, 2006 and December 31, 2005
(In Millions of Dollars, except per share amounts)

	2007	2006	2005
Net Sales	$4,382.8	$3,918.6	$3,198.1
Costs and Expenses
Cost of sales	$2,726.9	$2,502.6	$2,053.0
Selling, general and administrative	1,031.1	930.7	712.5
Provision for doubtful accounts	9.4	3.8	6.5
Interest income	(5.0)	(4.4)	(6.6)
Interest expense	85.2	69.3	40.4
Other-net	86.9	54.2	45.2
Restructuring charges and asset impairments	12.8	13.8	4.5

	$3,947.3	$3,570.0	$2,855.5
Earnings from continuing operations before income taxes	435.5	348.6	342.6
Income taxes	109.7	69.4	80.4

Net earnings from continuing operations	$325.8	$279.2	$262.2
Earnings from discontinued operations before income taxes	15.7	17.0	14.4
Income taxes on discontinued operations	4.9	6.7	7.0

Net Earnings from discontinued operations	$10.8	$10.3	$7.4

Net Earnings	$336.6	$289.5	$269.6

Basic earnings per share of common stock:
Continuing operations	$3.96	$3.41	$3.15
Discontinued operations	0.13	0.13	0.09

Total basic earnings per share of common stock	$4.09	$3.54	$3.23

Diluted earnings per share of common stock:
Continuing operations	$3.88	$3.34	$3.07
Discontinued operations	0.13	0.12	0.09

Total diluted earnings per share of common stock	$4.00	$3.46	$3.16

See Notes to Consolidated Financial Statements.

Consolidated Balance Sheets
December 29, 2007 and December 30, 2006
(Millions of Dollars)

	2007	2006
Assets
Current Assets
Cash and cash equivalents	$240.4	$176.6
Accounts and notes receivable, net	831.1	731.9
Inventories, net	556.4	583.4
Deferred taxes	25.4	24.3
Assets held for sale	106.0	117.2
Other current assets	60.6	59.0

Total Current Assets	1,819.9	1,692.4
Property, Plant and Equipment, net	564.9	555.1
Goodwill	1,512.5	1,074.7
Customer Relationships	321.4	153.8
Trademarks	332.2	300.2
Other Intangible Assets	40.6	44.0
Other Assets	188.4	115.2

Total Assets	$4,779.9	$3,935.4

Liabilities and Shareowners’ Equity
Current Liabilities
Short-term borrowings	$282.5	$89.7
Current maturities of long-term debt	10.3	230.3
Accounts payable	499.6	436.5
Accrued expenses	467.5	478.4
Liabilities held for sale	18.5	17.0

Total Current Liabilities	1,278.4	1,251.9
Long-Term Debt	1,212.1	679.2
Deferred Taxes	81.7	67.1
Other Liabilities	479.2	385.2
Commitments and Contingencies (Notes R and S)
Shareowners’ Equity
Preferred stock, without par value:
Authorized and unissued 10,000,000 shares	—	—
Common stock, par value $2.50 per share:
Authorized 200,000,000 shares;
Issued 92,343,410 shares in 2007 and 2006	233.9	233.9
Retained earnings	2,045.5	1,883.6
Accumulated other comprehensive income (loss)	47.7	(81.8)
ESOP	(93.8)	(100.9)

	2,233.3	1,934.8
Less: cost of common stock in treasury (11,964,623 shares in 2007 and 10,501,783 shares in 2006)	504.8	382.8

Total Shareowners’ Equity	1,728.5	1,552.0

Total Liabilities and Shareowners’ Equity	$4,779.9	$3,935.4

See Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows
Fiscal years ended December 29, 2007, December 30, 2006 and December 31, 2005
(Millions of Dollars)

	2007	2006	2005
Operating Activities:
Net earnings	$336.6	$289.5	$269.6
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	162.2	121.2	96.5
Restructuring charges and asset impairments	12.8	13.8	4.6
Net loss on sale of businesses	—	1.5	2.9
Other non-cash items	48.6	47.5	42.7
Changes in operating assets and liabilities:
Accounts receivable	(30.6)	50.9	7.8
Inventories	47.4	(62.7)	(19.3)
Accounts payable	34.9	40.5	12.7
Accrued expenses	(60.5)	(63.4)	(35.9)
Income taxes	14.4	(30.0)	(17.7)
Other	(21.7)	30.3	(1.6)

Net cash provided by operating activities	544.1	439.1	362.3
Investing Activities:
Capital expenditures	(65.5)	(59.6)	(53.3)
Capitalized software	(21.4)	(20.9)	(15.1)
Proceeds from sales of assets	17.6	31.9	3.7
Business acquisitions	(642.5)	(571.8)	(286.6)
Net proceeds from (taxes paid on) sales of businesses	—	0.9	(20.6)
Other	(5.1)	(6.8)	(11.6)

Net cash used in investing activities	(716.9)	(626.3)	(383.5)
Financing Activities:
Payments on long-term debt	(227.6)	(4.2)	(71.5)
Proceeds from long-term borrowings	529.9	—	450.0
Convertible notes hedge premium	(49.3)	—	—
Net proceeds (repayments) on short-term borrowings	192.3	(66.4)	102.6
Debt issuance costs and swap terminations	(12.1)	5.9	(7.6)
Stock purchase contract fees	(10.4)	—	—
Purchase of common stock for treasury	(206.9)	(201.6)	—
Proceeds from issuance of common stock and warrants	96.5	64.4	38.7
Cash dividends on common stock	(99.8)	(96.1)	(94.9)
Other	(2.0)	—	—

Net cash provided by (used in) financing activities	210.6	(298.0)	417.3
Effect of exchange rate changes on cash	26.0	4.0	11.7

Increase (Decrease) in cash and cash equivalents	63.8	(481.2)	407.8
Cash and cash equivalents, beginning of year	176.6	657.8	250.0

Cash and cash equivalents, end of year	$240.4	$176.6	$657.8

See Notes to Consolidated Financial Statements.

Consolidated Statements of Changes in Shareowners’ Equity
Fiscal years ended December 29, 2007, December 30, 2006 and December 31, 2005
(Millions of Dollars, Except Per Share Amounts)

			Accumulated
			Other
	Common	Retained	Comprehensive		Treasury	Shareowners’
	Stock	Earnings	Income (Loss)	ESOP	Stock	Equity
Balance January 1, 2005	$237.7	$1,460.6	$(55.2)	$(115.8)	$(290.6)	$1,236.7
Comprehensive income:
Net earnings		269.6				269.6
Currency translation adjustment and other			(35.2)			(35.2)
Cash flow hedge, net of tax			3.1			3.1
Minimum pension liability, net of tax			(4.0)			(4.0)

Total comprehensive income						233.5
Cash dividends declared-$1.14 per share		(94.9)				(94.9)
Issuance of common stock		11.1			40.1	51.2
Tax benefit related to stock options exercised		8.4				8.4
ESOP and related tax benefit		2.4		7.6		10.0

Balance December 31, 2005	237.7	1,657.2	(91.3)	(108.2)	(250.5)	1,444.9
Comprehensive income:
Net earnings		289.5				289.5
Currency translation adjustment and other			57.3			57.3
Cash flow hedge, net of tax			8.0			8.0
Minimum pension liability, net of tax			5.3			5.3

Total comprehensive income						360.1
Cash dividends declared-$1.18 per share		(96.1)				(96.1)
Issuance of common stock		(6.8)			69.3	62.5
Repurchase of common stock (4,026,224 shares)					(201.6)	(201.6)
Minority interest common stock	(3.8)					(3.8)
Other, stock-based compensation related, net of tax		29.4				29.4
Adoption of SFAS No. 158, net of tax			(61.1)			(61.1)
Tax benefit related to stock options exercised		8.1				8.1
ESOP and related tax benefit		2.3		7.3		9.6

Balance December 30, 2006	233.9	1,883.6	(81.8)	(100.9)	(382.8)	1,552.0
Comprehensive income:
Net earnings		336.6				336.6
Currency translation adjustment and other			102.1			102.1
Cash flow hedge, net of tax			0.7			0.7
Change in pension, net of tax			26.7			26.7

Total comprehensive income						466.1
Cash dividends declared-$1.22 per share		(99.8)				(99.8)
Issuance of common stock		(16.3)			84.9	68.6
Repurchase of common stock (3,786,813 shares)					(206.9)	(206.9)
Adoption of FIN 48		(13.5)				(13.5)
Convertible notes hedge, net of tax benefit		(36.3)				(36.3)
Issuance of stock warrants		18.8				18.8
Equity purchase contract and issuance costs		(56.7)				(56.7)
Other, stock-based compensation related, net of tax		14.1				14.1
Tax benefit related to stock options exercised		12.8				12.8
ESOP and related tax benefit		2.2		7.1		9.3

Balance December 29, 2007	$233.9	$2,045.5	$47.7	$(93.8)	$(504.8)	$1,728.5

See Notes to Consoliated Financial Statements.

Notes to Consolidated Financial Statements
A. SIGNIFICANT ACCOUNTING POLICIES
BASIS OF PRESENTATION The Consolidated Financial Statements include the accounts of the Company and its majority-owned subsidiaries which require consolidation, after the elimination of intercompany accounts and transactions. The Company’s fiscal year ends on the Saturday nearest to December 31. There were 52 weeks in fiscal years 2007, 2006 and 2005.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as certain financial statement disclosures. While management believes that the estimates and assumptions used in the preparation of the financial statements are appropriate, actual results could differ from these estimates.
FOREIGN CURRENCY TRANSLATION For foreign operations with functional currencies other than the U.S. dollar, asset and liability accounts are translated at current exchange rates; income and expenses are translated using weighted-average exchange rates. Resulting translation adjustments, as well as gains and losses from certain intercompany transactions, are reported in a separate component of shareowners’ equity. Exchange gains and losses on transactions from continuing operations are included in earnings, and amounted to net losses/(gains) for 2007, 2006 and 2005 of $1.4 million, $3.8 million and $(1.0) million, respectively.
CASH EQUIVALENTS Highly liquid investments with original maturities of three months or less are considered cash equivalents.
ACCOUNTS AND NOTES RECEIVABLE Trade receivables are stated at gross invoice amount less discounts, other allowances and provision for uncollectible accounts.
ALLOWANCE FOR DOUBTFUL ACCOUNTS The Company estimates its allowance for doubtful accounts using two methods. First, a specific reserve is established for individual accounts where information indicates the customers may have an inability to meet financial obligations. Second, a reserve is determined for all customers based on a range of percentages applied to aging categories. These percentages are based on historical collection and write-off experience. Actual write-offs are charged against the allowance when internal collection efforts have been unsuccessful.
INVENTORIES U.S Inventories are predominantly valued at the lower of Last-In First-Out (“LIFO’’) cost or market because the Company believes it results in better matching of costs and revenues. Other inventories are valued at the lower of First-In, First-Out (“FIFO’’) cost or market primarily because LIFO is not permitted for statutory reporting outside the U.S. See Note C Inventory, for a quantification of the LIFO impact on inventory valuation.
PROPERTY, PLANT AND EQUIPMENT The Company generally values property, plant and equipment (“PP&E’’), including capitalized software, on the basis of historical cost less accumulated depreciation and amortization. Costs related to maintenance and repairs which do not prolong the assets useful lives are expensed as incurred. Depreciation and amortization are provided using straight-line methods over the estimated useful lives of the assets as follows:

Useful Life
(Years)
Land improvements	10 — 20
Buildings	40
Machinery and equipment	3 — 15
Computer software	3 — 5

Leasehold improvements are depreciated over the shorter of the estimated useful life or the term of the lease.
The Company assesses its long-lived assets for impairment when indicators that the carrying values may not be recoverable are present. In assessing long-lived assets for impairment, the Company groups its long-lived assets with other assets and liabilities at the lowest level for which identifiable cash flows are generated (“asset group’’) and estimates the undiscounted future cash flows that are directly associated with and expected to be generated from the use of and eventual disposition of the asset group. The amount of the impairment loss, if any, is quantified by comparing the carrying amount of the asset group to the estimated fair value, which is determined using weighted average discounted cash flows that consider various possible outcomes for the disposition of the asset group. Such impairment losses were minor in the years 2007, 2006 and 2005.
GOODWILL AND OTHER INTANGIBLE ASSETS Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. Intangible assets acquired are recorded at estimated fair value. Goodwill and intangible assets deemed to have indefinite lives are not amortized, but are tested for impairment annually during the third quarter, and at any time when events suggest impairment may have occurred. To assess goodwill for impairment, the Company determines the fair value of its reporting units, which are primarily determined using management’s assumptions about future cash flows based on long-range strategic plans. This approach incorporates many assumptions including future growth rates, discount factors and tax rates. In the event the carrying value of a reporting unit exceeded its fair value, an impairment loss would be recognized to the extent the carrying amount of the reporting unit’s goodwill exceeded its implied fair value. Indefinite-lived intangible asset carrying amounts are tested for impairment by comparing to current fair market value, usually determined by the estimated cost to lease the asset from third parties. Intangible assets with definite lives are amortized over their estimated useful lives. Definite-lived intangible assets are also evaluated for impairment when impairment indicators are present. If the carrying value exceeds the total undiscounted future cash flows, the asset is written down to fair value. No goodwill or other intangible asset impairments were recorded during 2007, 2006 or 2005.
FINANCIAL INSTRUMENTS Derivative financial instruments are employed to manage risks, including foreign currency and interest rate exposures, and are not used for trading or speculative purposes. The Company recognizes all derivative instruments, such as interest rate swap agreements, foreign currency options, and foreign exchange contracts, in the Consolidated Balance Sheets at fair value. Changes in the fair value of derivatives are recognized periodically either in earnings or in Shareowners’ Equity as a component of other comprehensive income, depending on whether the derivative financial instrument qualifies for hedge accounting, and if so, whether it qualifies as a fair value hedge or a cash flow hedge. Changes in fair values of derivatives accounted for as fair value hedges are recorded in earnings along with the changes in the fair value of the hedged items that relate to the hedged risk. Gains and losses on derivatives designated as cash flow hedges, to the extent they are effective, are recorded in other comprehensive income, and subsequently reclassified to earnings to offset the impact of the hedged items when they occur. In the event it becomes probable the forecasted transaction to which a cash flow hedge relates will not occur, the derivative would be terminated and the amount in other comprehensive income would generally be recognized in earnings. Changes in the fair value of derivatives used as hedges of the net investment in foreign operations are reported in other comprehensive income. Changes in the fair value of derivatives not qualifying as hedges, and any portion of a hedge that is ineffective, are reported in earnings in Other-net.
The net interest paid or received on interest rate swaps is recognized as interest expense. Gains and losses resulting from the early termination of interest rate swap agreements are deferred and amortized as adjustments to interest expense over the remaining period of the debt originally covered by the terminated swap.
REVENUE RECOGNITION General: Revenue is recognized when the earnings process is complete, collectibility is reasonably assured, and the risks and rewards of ownership have transferred to the customer,

which generally occurs upon shipment of the finished product but sometimes is upon delivery to customer facilities. Provisions for customer volume rebates, product returns, discounts and allowances are recorded as a reduction of revenue in the same period the related sales are recorded.
Multiple Element Arrangements: In 2007, approximately $800 million in revenues were generated by multiple element arrangements, primarily in the Security segment. These sales contracts typically consist of products sold and installed by the Company at the customer location. Revenue from equipment sales is generally recognized once installation is complete. Certain sales agreements also include maintenance and monitoring services pertaining to the installed equipment. Service revenue is recognized ratably over the contract term as services are rendered.
Customer billings for equipment not yet installed and for monitoring services not yet rendered are deferred. The associated deferred revenue is included in Accrued expenses in the Consolidated Balance Sheets.
When a sales agreement involves multiple elements, deliverables are separately identified and consideration is allocated based on their relative fair values in accordance with Emerging Issues Task Force Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.’’ Fair value is generally determined by reference to the prices charged in standalone transactions.
ADVERTISING COSTS Television advertising is expensed the first time the advertisement airs, whereas other advertising is expensed as incurred. Advertising costs are classified in SG&A and amounted to $42.1 in 2007, $42.1 million in 2006 and $28.8 million in 2005. Cooperative advertising expense reported as a deduction in net sales was $28.0 million in 2007, $25.8 million in 2006 and $26.5 million in 2005.
SALES TAXES Sales and value added taxes collected from customers and remitted to governmental authorities are excluded from net sales reported in the Consolidated Statements of Operations.
SHIPPING AND HANDLING COSTS The Company generally does not bill customers for freight. Shipping and handling costs associated with inbound freight are reported in cost of sales. Shipping costs associated with outbound freight are reported as a reduction of net sales and amounted to $130.1 million, $124.9 million and $97.1 million in 2007, 2006 and 2005, respectively. Distribution costs are classified as SG&A and amounted to $128.7 million, $118.2 million and $77.0 million in 2007, 2006 and 2005, respectively.
STOCK-BASED COMPENSATION Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment’’, (“SFAS 123R’’), using the modified prospective method whereby prior periods are not restated for comparability. SFAS 123R requires recognition of stock-based compensation expense in the statement of operations over the vesting period based on the fair value of the award at the grant date. Previously, the Company used the intrinsic value method under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees’’ (“APB 25’’), as amended by related interpretations of the Financial Accounting Standards Board (“FASB’’). Under APB 25, no compensation cost was recognized for stock options because the quoted market price of the stock at the grant date was equal to the amount per share the employee had to pay to acquire the stock after fulfilling the vesting period. SFAS 123R supersedes APB 25 as well as Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation’’, which permitted pro forma footnote disclosures to report the difference between the fair value method and the intrinsic value method. The Company recognized expense for restricted share grants under the previous guidance, so the impact from adopting SFAS 123R pertains to the requirement to expense stock options (including employee stock purchase plan options).
For share-based grants made in 2005 and earlier years, the Company used the “accelerated method’’ of expense attribution under FASB Interpretation No. 28 (“FIN 28’’). Effective January 1, 2006 with the adoption of SFAS 123R, the Company elected to change its policy to straight-line expense attribution for all grants made in 2006 and subsequent periods. Refer to Note K, Capital Stock, for additional information.

INCOME TAXES Income tax expense is based on reported earnings before income taxes. Interest and penalties related to income taxes are classified as Income taxes in the Consolidated Statements of Operations. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes, and are measured by applying enacted tax rates in effect in years in which the differences are expected to reverse. A valuation allowance is recorded to reduce deferred tax assets to the amount that is more likely than not to be realized.
EARNINGS PER SHARE Basic earnings per share equals net earnings divided by weighted average shares outstanding during the year. Diluted earnings per share include the impact of common stock equivalents using the treasury stock method when the effect is dilutive.
NEW ACCOUNTING STANDARDS
Not Effective as of December 29, 2007: In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations’’, (“SFAS 141(R)’’). SFAS 141(R) requires the acquiring entity in a business combination to recognize the full fair value of assets acquired and liabilities assumed in the transaction (whether a full or partial acquisition), establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose the information needed to evaluate and understand the nature and effect of the business combination. This Statement applies to all transactions or other events in which the acquirer obtains control of one or more businesses, including those sometimes referred to as “true mergers’’ or “mergers of equals’’ and combinations achieved without the transfer of consideration, for example, by contract alone or through the lapse of minority veto rights. For new acquisitions made following the adoption of SFAS 141(R), significant costs directly related to the acquisition including legal, audit and other fees, as well as most acquisition-related restructuring, will have to be expensed as incurred rather than recorded to goodwill as is generally permitted under Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141’’). Additionally, contingent purchase price arrangements (also known as earn-outs) will be re-measured to estimated fair value with the impact reported in earnings, whereas under present rules the contingent purchase consideration is recorded to goodwill when determined. The Company is continuing to assess the impact the adoption of SFAS 141(R) will entail. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after December 28, 2008.
In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51’’ (“SFAS 160’’). SFAS 160 requires reporting entities to present non-controlling (minority) interests as equity (as opposed to a liability or mezzanine equity) and provides guidance on the accounting for transactions between an entity and non-controlling interests. SFAS 160 will apply prospectively and is effective as of the beginning of fiscal 2009, except for the presentation and disclosure requirements which will be applied retrospectively for all periods presented upon adoption. The Company is in the process of determining the impact, if any, that the adoption of SFAS 160 will have on its results of operations and financial position.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities, Including an amendment of FASB Statement No. 115’’, (“SFAS 159’’). SFAS 159 permits companies to choose to measure certain financial instruments and other items at fair value. SFAS 159 is effective as of the beginning of fiscal 2008. The Company does not believe that SFAS 159 will have a significant impact on its results of operations and financial position upon adoption.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements’’, (“SFAS 157’’). This Statement provides a common fair value hierarchy for companies to follow in determining fair value measurements in the preparation of financial statements and expands disclosure requirements relating to how such fair value measurements were developed. SFAS 157 clarifies the principle that fair value should be based on the assumptions that the marketplace would use when pricing an asset or liability, rather than company specific data. FAS 157 will become effective for the Company as of the beginning of fiscal 2008 for all financial assets and liabilities and non-financial assets and liabilities recognized or disclosed at fair value in the financial statements on a recurring basis. SFAS 157 will become effective for the remaining non-financial assets and non-financial liabilities beginning in fiscal year 2009. The Company is in the process of determining the impact, if any, that the adoption of SFAS 157 will have on its results of operations and financial position.
Implemented: In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140’’, (“SFAS 156’’). The provisions of SFAS 156 are effective for fiscal years beginning after September 15, 2006. This statement was issued to simplify the accounting for servicing rights and to reduce the volatility that results from using different measurement attributes. The adoption of SFAS 156 did not impact the Company’s results of operations and financial position.
In February 2006, the FASB issued Statement of Financial Accounting Standard (“SFAS’’) No. 155 “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140’’, (“SFAS 155’’). SFAS 155 clarifies certain issues relating to embedded derivatives and beneficial interests in securitized financial assets. The provisions of SFAS 155 are effective for all financial instruments acquired or issued for fiscal years beginning after September 15, 2006. The adoption of SFAS 155 did not impact the Company’s results of operations and financial position.
The Company adopted Financial Accounting Standards Board (“FASB’’) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of SFAS No. 109’’, (“FIN 48’’), as of the beginning of its 2007 fiscal year. This Interpretation, issued in June 2006, clarifies the accounting for uncertainty in income taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return. Under FIN 48, the Company first assesses whether it is more likely than not that an individual tax position will be sustained upon examination based on its technical merits. If the tax position is more likely than not to be sustained, under the presumption the taxing authority has all relevant information, it is recognized. The recognized tax position is measured as the largest benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Previously recognized tax positions that no longer meet the more likely than not recognition threshold are derecognized in the period in which that threshold is no longer met. Accordingly, the unit of account under this standard is the individual tax position and not a higher level such as the aggregate of the various positions that are encompassed by the total tax return filing. As a result of the implementation of FIN 48, the Company recognized a $13.5 million increase in its tax liabilities, and a corresponding reduction to the 2007 beginning balance of retained earnings.
RECLASSIFICATIONS Prior years’ segment disclosures have been reclassified to reflect the realignment of business segments which occurred during the first quarter of 2007. Certain other prior year’s amounts have been reclassified to conform to the current year presentation. In addition, the assets and liabilities of discontinued operations have been reclassified as held for sale in the Consolidated Balance Sheet, and the earnings from discontinued operations have been reclassified within the Consolidated Statements of Operations.
B. ACCOUNTS AND NOTES RECEIVABLE

(Millions of Dollars)	2007	2006
Trade accounts and notes receivable	$823.7	$718.1
Other	47.8	47.1

Gross accounts and notes receivable	871.5	765.2
Allowance for doubtful accounts	(40.4)	(33.3)

Net accounts and notes receivable	$831.1	$731.9

Trade receivables are dispersed among a large number of retailers, distributors and industrial accounts in many countries. Adequate reserves have been established to cover anticipated credit losses.

The Company has agreements to sell, on a revolving basis, undivided interests in defined pools of notes receivable to a Qualified Special Purpose Entity (“QSPE’’). The entity is designed to facilitate the securitization of certain trade accounts receivable and is used as an additional source of liquidity. At December 29, 2007 and December 30, 2006, the defined pools of receivables amounted to $66.0 million and $86.7 million, respectively, while the agreement permits the QSPE to have a maximum of $150.0 million of borrowings outstanding at any time. The net cash flows from sales of such eligible receivables to the QSPE in revolving-period securitizations amounted to a cash outflow of $18.0 million in 2007 and a cash inflow of $43.9 million in 2006. There were no significant gains or losses on these sales. The amounts deducted from receivables in the December 29, 2007 and December 30, 2006 Consolidated Balance Sheets under this arrangement were $42.3 million and $60.3 million, respectively. The Company is responsible for servicing and collecting the receivables sold and held in the QSPE. Any incremental costs related to such servicing and collection efforts are not significant. The QSPE bears the risk of non-collection on the receivables it has purchased.
C. INVENTORY

(Millions of Dollars)	2007	2006
Finished products	$397.2	$415.8
Work in process	57.5	59.7
Raw materials	101.7	107.9

Total	$556.4	$583.4

Net inventories in the amount of $201.9 million at December 29, 2007 and $237.1 million at December 30, 2006 were valued at the lower of LIFO cost or market. If the LIFO method had not been used, inventories would have been $66.0 million higher than reported at December 29, 2007 and $68.8 million higher than reported at December 30, 2006. The LIFO method is utilized in determining inventory value as it results in better matching of costs and revenues.
D. ASSETS HELD FOR SALE
Assets held for sale are reported at the lower of fair value less cost to sell or carrying value. At December 29, 2007 and December 30, 2006, $24.3 million and $28.2 million, respectively, of financing lease receivables were classified as held for sale. These receivables, generated by the Blick business within the Security segment, are typically sold in the following year for an amount approximating net book value. Additionally, the assets of CST/berger and certain other small businesses are classified as held for sale as more fully discussed in Note T — Discontinued Operations.
E. PROPERTY, PLANT AND EQUIPMENT

(Millions of Dollars)	2007	2006
Land	$41.9	$43.5
Land improvements	17.2	16.3
Buildings	273.2	272.6
Leasehold improvements	23.6	19.3
Machinery and equipment	937.4	935.8
Computer software	155.7	128.9

Gross PP&E	$1,449.0	$1,416.4
Less: accumulated depreciation and amortization	884.1	861.3

Total	$564.9	$555.1

Depreciation and amortization expense associated with property, plant and equipment was as follows:

(Millions of Dollars)	2007	2006	2005
Depreciation	$65.4	$68.3	$52.6
Amortization	17.0	12.1	12.7

Depreciation and amortization expense	$82.4	$80.4	$65.3

F. ACQUISITIONS
The Company completed 24 acquisitions during 2007, 2006 and 2005. These businesses were acquired pursuant to the Company’s growth and portfolio repositioning strategy. The acquisitions were accounted for by the purchase method in accordance with SFAS 141, and their results are included in the Company’s consolidated operating results from the respective acquisition dates. All of the acquisitions have resulted in the recognition of goodwill. Goodwill reflects the future earnings and cash flow potential of the acquired business in excess of the fair values that are assigned to all other identifiable assets and liabilities. Goodwill arises because the purchase price paid reflects numerous factors including the strategic fit and expected synergies these targets bring to existing operations, the competitive nature of the bidding process and the prevailing market value for comparable companies. SFAS 141 requires all identifiable assets and liabilities acquired to be reported at fair value and the excess is recorded as goodwill. The Company obtains information during due diligence and from other sources which forms the basis for the initial allocation of purchase price to the estimated fair value of assets and liabilities acquired. In the months following an acquisition, independent intangible asset valuation reports, asset appraisals and other data are obtained in order to finalize the fair values assigned to acquired assets and liabilities.
Integration of certain acquisitions requires reduction of redundant personnel, closure of facilities, and other restructuring actions related to the acquired businesses. In such cases, a restructuring accrual is recorded for actions identified in integration strategy plans initially developed by the Company as of the acquisition date, with a resulting increase to goodwill. As integration strategies are executed, the Company monitors the previously established restructuring accruals and makes adjustments to the extent actual expenditures differ from the estimated accruals. Adjustments recorded to previously established restructuring accruals until the time integration plans are fully executed, not to exceed one year from date of original acquisition, are reflected in the final goodwill amount included in the purchase price allocation. Adjustments made subsequent to the finalization of integration strategies, or after one year from the date of original acquisition, are appropriately reflected in earnings if increases to the originally established accruals are required, while accruals that are not fully utilized are recorded as a reduction of goodwill.
2007 ACQUISITIONS The Company completed the acquisition of HSM Electronic Protection Services, Inc. (“HSM’’) on January 16, 2007 for $546.1 million which was financed with debt and equity units as more fully described in Note I, Long-Term Debt and Financing Arrangement. The HSM acquisition has resulted in $314.5 million of goodwill, none of which is deductible for income tax purposes. HSM is a market leader in the North American commercial security monitoring industry, with annual revenues of approximately $200 million. HSM has a stable customer base, an extensive North American field network and the second largest market share in the U.S. commercial monitoring market. The acquisition will serve as a growth platform in the monitoring sector of the security industry.
The Company also made eight small acquisitions relating to its hydraulic, access technologies, industrial storage, mechanical access solutions and security integration businesses during 2007 for a combined purchase price of $100.5 million. The total purchase price of $646.6 million for the 2007 acquisitions includes transaction costs and is net of cash acquired. Amounts allocated to the assets acquired and liabilities assumed are based upon estimates of fair value.

Adjustments to reflect the fair value of the assets acquired and liabilities assumed are complete for HSM and a small bolt on acquisition completed during the first quarter of 2007. The purchase price allocations for the remaining seven minor acquisitions are preliminary, mainly with respect to finalization of intangible asset valuations, related deferred taxes, and other minor items.
The following table summarizes the estimated fair values of major assets acquired and liabilities assumed for the 2007 acquisitions in the aggregate:

(Millions of Dollars)	2007
Current assets, primarily accounts receivable and inventories	$45.1
Property, plant, and equipment	11.0
Goodwill	387.8
Trade names	13.1
Customer relationships	227.3
Patents and technology	2.7
Other intangible assets	0.2
Other assets	22.6

Total assets	$709.8

Current liabilities	$59.4
Deferred tax liabilities and other	3.8

Total liabilities	$63.2

The weighted average useful lives assigned to the amortizable assets identified above are trade names — 7 years; customer relationships — 15 years; patents and technology — 8 years; and other intangible assets — 4 years. Goodwill associated with the 2007 acquisitions that is deductible for tax purposes amounts to $46.9 million.
In connection with its acquisition of HSM, the company recorded $1.1 million for the severance of approximately 80 employees and $1.9 million for facility closure costs to the initial purchase price allocation.
2006 ACQUISITIONS On January 1, 2006, the Company completed the acquisition of Facom S.A. (“Facom’’) for $477.6 million which was financed with a combination of cash on hand and debt issuance. Facom, based in France, is a leading European manufacturer of hand and mechanics tools with annual revenues approximating $475 million at the time of acquisition. Facom designs, manufactures and markets the majority of its tool product range to professional automotive and industrial end users with its well-known industrial tool brands: Facom®, Virax® and USAG®. Facom operates primarily within the premium industrial and automotive tools sector in Europe, while the Company’s pre-existing European customer base is focused mainly on the construction and D-I-Y (“do-it-yourself’’) channels. Facom is primarily included in the Company’s Industrial segment while its minor D-I-Y business is included in the CDIY segment.
As of July 31, 2006, the Company completed a tender offer to acquire approximately 67% of the outstanding shares of Besco Pneumatic Corporation (“Besco’’), a leading manufacturer of pneumatic tools for $38.0 million in cash. During the first quarter of 2007, the Company acquired a 20% third party interest in a Besco subsidiary for $1 million. Besco, which is headquartered in Taiwan and also has operations in China, possesses state-of-the-art research and development capabilities and efficient production facilities. Besco was one of Stanley fastening systems’ largest suppliers and approximately half of its 2005 sales of $38 million were to the Company. The acquisition is a key step in reducing fastening systems’ cost structure.
The Company also made five bolt-on acquisitions and increased its investment in a previously consolidated joint venture during 2006 for a combined purchase price of $33.9 million. The total purchase price of $549.5 million for the 2006 acquisitions reflects transaction costs and is net of cash acquired. Amounts allocated to the assets acquired and liabilities assumed are based on estimates of fair value. The purchase price allocation of Besco includes 100% of the acquired assets and liabilities, of which $21.1 million is a non-controlling interest that is reflected in Other liabilities in the Consolidated Balance Sheet.
The following table summarizes the estimated fair values of major assets acquired and liabilities assumed for the 2006 acquisitions in the aggregate:

(Millions of Dollars)	2006
Current assets, primarily accounts receivable and inventories	$266.1
Property, plant, and equipment	95.2
Goodwill	284.5
Trade names	175.4
Customer relationships	18.7
Patents and technology	17.0
Other intangible assets	1.8
Other assets	9.3

Total assets	$868.0

Current liabilities	214.6
Deferred tax liabilities	27.3
Other liabilities	79.0

Total liabilities	$320.9

Other liabilities primarily consist of liabilities for warranty, environmental and employee benefit obligations associated with the Facom acquisition and the previously discussed $21.1 million Besco non-controlling interest.
The weighted average useful lives assigned to the amortizable assets identified above are trade names — 7 years; customer relationships — 14 years; patents and technology — 15 years; and other intangible assets — 9 years. The amount allocated to the trade names includes $171.5 million associated with the Facom acquisition (Facom®, Virax®, and USAG®) which have been determined to have indefinite lives. Goodwill associated with the 2006 acquisitions that is deductible for tax purposes amounts to $0.6 million.
PRO FORMA EARNINGS FOR ACQUISITIONS The information for 2007, 2006 and 2005 set forth below reflects the pro forma consolidated results as if the 2007, 2006, and 2005 acquisitions had occurred at the beginning of 2005. Non-recurring expenses of the acquired companies have been eliminated, while the effects of the Company’s inventory step-up charges, increased intangible asset amortization expense, taxes and interest have been added to the results below.
Operating results for the acquisitions during these pre-acquisition periods are not necessarily indicative of future results.

(Millions of Dollars, Except Per Share Amounts) (Unaudited)	2007	2006	2005
Net sales from continuing operations	$4,416.3	$4,202.6	$4,121.1
Net earnings from continuing operations	$326.5	$282.0	$294.6
Diluted earnings per share from continuing operations	$3.89	$3.37	$3.45

G. GOODWILL AND OTHER INTANGIBLE ASSETS
GOODWILL The changes in the carrying amount of goodwill by segment are as follows:

(Millions of Dollars)	CDIY	Industrial	Security	Total
Balance December 30, 2006	$209.1	$320.2	$545.4	$1,074.7
Acquisitions during the year	—	42.4	345.3	387.7
Foreign currency translation and other	5.1	24.7	20.3	50.1

Balance December 29, 2007	$214.2	$387.3	$911.0	$1,512.5

OTHER INTANGIBLE ASSETS Other intangible assets at December 29, 2007 and December 30, 2006 were as follows:

	2007		2006
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
(Millions of Dollars)	Amount	Amortization	Amount	Amortization
Amortized Intangible Assets
—Definite lives
Patents and copyrights	$57.0	$(32.1)	$52.7	$(24.6)
Trade names	41.2	(20.7)	27.0	(15.2)
Customer relationships	446.9	(125.5)	216.9	(63.1)
Other intangible assets	41.9	(26.2)	36.0	(20.1)

Total	$587.0	$(204.5)	$332.6	$(123.0)

Total indefinite lived Trademarks are $311.7 million at December 29, 2007 and $288.4 million at December 30, 2006.
Aggregate other intangible assets amortization expense by segment was as follows:

(Millions of Dollars)	2007	2006	2005
CDIY	$4.0	$3.4	$3.4
Industrial	6.8	5.0	0.7
Security	65.5	28.5	23.3

Consolidated	$76.3	$36.9	$27.4

Future estimated amortization expense is $66.4 million for 2008, $55.3 million for 2009, $45.4 million for 2010, $37.5 million for 2011 and $30.9 million for 2012.
H. ACCRUED EXPENSES
Accrued expenses at December 29, 2007 and December 30, 2006 were as follows:

(Millions of Dollars)	2007	2006
Payroll and related taxes	$102.7	$93.2
Trade allowances	79.3	64.0
Deferred revenue	50.1	21.1
Income and other taxes	39.1	34.3
Insurance and benefits	29.7	34.9
Restructuring costs	23.7	62.8
Other	142.9	168.1

Total	$467.5	$478.4

I. LONG-TERM DEBT AND FINANCING ARRANGEMENTS
Long-term debt and financing arrangements at December 29, 2007 and December 30, 2006 follow:

(Millions of Dollars)	Interest Rate	2007	2006
Notes payable in 2007	4.5%	$—	$75.0
Notes payable in 2007	3.5%	—	150.0
U.K. loan notes, payable on demand	UK Libor less 0.5%	1.3	1.5
ESOP loan guarantees, payable in varying monthly installments through 2009	6.1%	4.2	4.8
Industrial Revenue Bonds due in 2010	6.3-6.8%	5.6	5.6
Notes payable in 2010	5.0%	199.8	—
Notes payable in 2012	4.9%	200.0	200.0
Convertible notes payable in 2012	2.0%	330.0	—
Notes payable in 2045 (subordinated)	5.9%	450.1	450.1
Other, payable in varying amounts through 2013	0.0-7.8%	31.4	22.5

Total debt		$1,222.4	$909.5
Less: current maturities		10.3	230.3

Long-term debt		$1,212.1	$679.2

During 2007, the Company initially funded the $546.1 million HSM acquisition with a combination of short-term borrowings and cash. A $500.0 million 364-day revolving credit bridge facility was entered into on January 8, 2007, of which $130.0 million was utilized to acquire HSM; the remainder of the HSM purchase price was funded through commercial paper borrowings and cash.
On March 20, 2007, the Company completed two security offerings: “Equity Units”, which consisted of $330.0 million of convertible debt and $330.0 million of forward stock purchase contracts; and $200.0 million of unsecured notes (“the Term Notes’’). With respect to the $860.0 million in offerings, the Company will not receive the $330.0 million cash pertaining to the forward stock purchase contracts until May, 2010. The $488.1 million net cash proceeds of these offerings and the related financial instruments described below were used to pay down the short-term bridge facility and commercial paper borrowings.
The Term Notes: On March 20, 2007, the Company issued $200.0 million of unsecured Term Notes maturing March 15, 2010 with fixed interest payable semi-annually, in arrears at a rate of 5.0% per annum. The Term Notes rank equally with other unsecured and unsubordinated debt of the Company. The $199.7 million of debt recorded reflects a $0.3 million discount to achieve a flat 5.0% fixed interest rate. The Company received proceeds from the Term Notes of $198.9 million net of this discount and underwriters fees; this $1.1 million in discount and fees will be amortized to interest expense over the three year term.
The Term Notes include a change in control provision (“Change in Control Provision’’) that would apply in the event there is a Change in Control (as defined in the Indenture governing the Term Notes) and the Term Notes are rated below investment grade. The Change in Control Provision provides investors with the right to require the Company to repurchase all or any part of their Term Notes in cash at a price equal to 100% of the principal amount plus accrued and unpaid interest.
Equity Units: On March 20, 2007, the Company issued 330,000 Equity Units, each with a stated value of $1,000. The Equity Units are comprised of a senior convertible note (“a Convertible Note’’) and a forward common stock purchase contract (“an Equity Purchase Contract’’). The Company received $320.1 million in cash proceeds from the Equity Units offering, net of underwriting fees, and recorded $330.0 million in long-term debt for the Convertible Notes. These proceeds were used to repay short-term borrowings and, along with $18.8 million in proceeds from the sale of stock warrants, to fund the $49.3 million cost of the convertible notes hedge as more fully described below.

Equity Purchase Contracts:
The Equity Purchase Contracts obligate the holders to purchase on May 17, 2010, newly issued shares of the Company’s common stock for $330.0 million in cash. A maximum of 6.1 million shares of common stock may be issued on the May 17, 2010 settlement date, subject to adjustment for standard anti-dilution provisions. Equity Purchase Contract holders may elect to settle their obligation early, in cash. The Convertible Notes, described further below, are pledged as collateral to guarantee the holders’ obligations to purchase common stock under the terms of the Equity Purchase Contracts. The agreed upon number of shares that each Equity Purchase Contract holder must purchase is called the “settlement amount’’. The settlement amount is equal to the sum of the daily settlement amounts determined over a 20 consecutive trading day period (the “observation period’’) ending on and including the third trading day prior to the purchase contract settlement date. The settlement amount may be affected by standard anti-dilution protection provisions in the Equity Purchase Contracts or a cash merger. In effect, the Company will receive a minimum purchase price from investors of approximately $54.45 per share. The daily settlement amount for each trading day during the observation period is calculated as follows:
•	if the applicable market value of the Company’s common stock on that trading day is less than or equal to $54.45 (the “reference price’’), the daily settlement amount for that trading day will be 0.9183 shares of the Company’s common stock; and
•	if the applicable market value of the Company’s common stock on that trading day is greater than the reference price, the daily settlement amount for that trading day will be a number of shares of the Company’s common stock equal to $50 divided by the applicable market value, rounded to the nearest ten thousandth share.
Holders of the Equity Purchase Contract are paid a quarterly contract adjustment payment (“Contract Adjustment Payment’’) of 5.125% per annum, and the first payment thereof was made August 17, 2007. The $49.6 million present value of the Contract Adjustment Payments reduced Shareowners’ Equity at inception. As each quarterly Contract Adjustment Payment is made, the related liability will be relieved with the difference between the cash payment and the present value of the Contract Adjustment Payment recorded as interest expense; accordingly, earnings will be affected over the total three year term by approximately $3.9 million for this accretion.
Convertible Notes:
The $330.0 million Convertible Notes have a five-year maturity and are due May 17, 2012. At maturity, the Company is obligated to repay the principal in cash, and may elect to settle the conversion option value, if any, as detailed further below, in either cash or shares of the Company’s common stock. The Convertible Notes bear interest at an annual rate of 3-month LIBOR minus 3.5%, reset quarterly (but never less than zero), and initially set at 1.85%. Interest is payable quarterly commencing August 17, 2007. The Convertible Notes are unsecured general obligations and rank equally with all of the Company’s other unsecured and unsubordinated debt. The Convertible Notes are pledged as collateral to guarantee the holders’ obligations to purchase common stock under the terms of the Equity Purchase Contract described above.
The Company is obligated to remarket the Convertible Notes commencing on May 10, 2010 to the extent that holders of the Convertible Note element of an Equity Unit or holders of separate Convertible Notes elect to participate in the remarketing. Holders of Equity Units who elect to have the Convertible Note element of these units not participate in the remarketing must create a Treasury Unit (replace the Convertible Notes with a zero-coupon U.S. Treasury security as substitute collateral to guarantee their performance under the Equity Purchase Contract), settle the Equity Purchase Contract early or settle it in cash prior to May 17, 2010. Upon a successful remarketing, the proceeds will be utilized to satisfy in full the Equity Unit holders’ obligations to purchase the Company’s common stock under the Equity Purchase Contract. In the event the remarketing of the Convertible Notes is not successful, the holders may elect to pay cash or to deliver the Convertible Notes to the Company as consideration to satisfy their obligation to purchase common shares under the Equity Purchase Contract.
The conversion premium for the Convertible Notes is 19.0%, equivalent to the initial conversion price of $64.80 based on the $54.45 value of the Company’s common stock at the date of issuance. Upon conversion on May 17, 2012 (or a cash merger event), the Company will deliver to each holder of the Convertible Notes $1,000 cash for the principal amount of the note. Additionally at conversion, to the extent, if any, that the conversion option is “in the money’’, the Company will deliver, at its election, either cash or shares of the Company’s common stock based on an initial conversion rate of 15.4332 shares (equivalent to the initial conversion price set at $64.80) and the applicable market value of the Company’s common stock. The ultimate conversion rate may be increased above 15.4332 shares in accordance with standard anti-dilution provisions applicable to the Convertible Notes or in the event of a cash merger. An increase in the ultimate conversion rate will apply if the Company increases the per share common stock dividend rate during the five year term of the Convertible Notes; accordingly such changes to the conversion rate are within the Company’s control under its discretion regarding dividends it may declare. Also, the holders may elect to accelerate conversion, and “make whole’’ adjustments to the conversion rate may apply, in the event of a cash merger or “fundamental change’’. Subject to the foregoing, if the market value of the Company’s common shares is below the conversion price at conversion, (initially set at a rate equating to $64.80 per share), the conversion option would be “out of the money’’ and the Company would have no obligation to deliver any consideration beyond the $1,000 principal payment required under each of the Convertible Notes. To the extent, if any, that the conversion option of the Convertible Notes becomes “in the money’’ in any interim period prior to conversion, there will be a related increase in diluted shares outstanding utilized in the determination of the Company’s diluted earnings per share in accordance with the treasury stock method prescribed by SFAS 128, Earnings Per Share.
Convertible Notes Hedge: In order to offset the common shares that may be deliverable pertaining to the previously discussed conversion option feature of the Convertible Notes, the Company entered into convertible note hedges (“the Bond Hedge’’) with certain major financial institutions. The Company paid the financial institutions a premium of $49.3 million for the Bond Hedge which was recorded, net of $13.0 million of anticipated tax benefits, as a reduction of Shareowners’ Equity. The terms of the Bond Hedge mirror those of the conversion option feature of the Convertible Notes such that the financial institutions may be required to deliver shares of the Company’s common stock to the Company upon conversion at its exercise in May, 2012. To the extent, if any, that the conversion option feature becomes “in the money’’ during the five year term of the Convertible Notes, diluted shares outstanding will increase accordingly. Because the Bond Hedge is anti-dilutive, it will not be included in any diluted shares outstanding computation prior to its maturity. However, at maturity of the Convertible Notes and the Bond Hedge in 2012, the aggregate effect of these instruments is that there will be no net increase in the Company’s common shares.
Stock Warrants: Simultaneously, the Company issued 5,092,956 of unregistered common stock warrants (“Stock Warrants’’) to financial institutions for $18.8 million. The cash proceeds received were recorded as an increase to Shareowners’ Equity. The Stock Warrants are exercisable during the period August 17, 2012 through September 28, 2012, and have a strike price of $87.12 established at 160% of the market value of $54.45 on the issuance date. The Stock Warrants will be net share settled and are deemed to automatically be exercised at their expiration date if they are “in the money’’ and were not previously exercised. The strike price for the Stock Warrants may be adjusted for increases to the Company’s dividend rate per share, or special dividends, if any, that occur during their five year term (consistent with the standard anti-dilution provisions discussed earlier with respect to the conversion spread on the Convertible Notes). In the event the Stock Warrants become “in the money’’ during their five year term due to the market value of the Company’s common stock exceeding the $87.12 strike price, there will be a related increase in diluted shares outstanding utilized in the determination of the Company’s diluted earnings per share.

ETPS: In November 2005, the Company issued $450.1 million of junior subordinated debt securities to The Stanley Works Capital Trust I (the “Trust’’), with a 40-year term and a fixed initial coupon rate of 5.902% for the first five years. The Trust, which is not consolidated in accordance with Financial Accounting Standards Board Interpretation No. 46R, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51’’ (“FIN46R’’), obtained the funds it loaned to the Company through the capital market sale of $450.0 million of Enhanced Trust Preferred Securities (“ETPS’’) and through the sale of $0.1 million in Trust Common Securities to the Company. The obligations, tenor and terms of the ETPS mirror those of the junior subordinated debt securities. The securities may be redeemed after five years without penalty. If not redeemed after 5 years, the coupon rate will reset quarterly to 1.4% plus the highest of 3-month LIBOR, the 10-Year US Treasury CMT or the 30-Year US Treasury CMT, limited to a maximum rate of 13.25%. Net proceeds of the issuance were used to partially finance the acquisitions of Facom (January 1, 2006) and National (November 30, 2005).
In February and November of 2007, the Company paid down $75.5 million and $150.0 million, respectively, of long-term debt that matured. Aggregate annual maturities of long-term debt for each of the years from 2008 to 2012 are $10.3 million, $10.8 million, $210.8 million, $4.9 million and $534.5 million, respectively.
Included in Short-term borrowings on the Consolidated Balance Sheets as of December 29, 2007 and December 30, 2006, is commercial paper of $279.4 million and $31.1 million, respectively. In addition, the Company has uncommitted short-term lines of credit with numerous banks aggregating $340.2 million, of which $322.1 million was available at December 29, 2007. Short-term arrangements are reviewed annually for renewal. The aggregate long-term and short-term lines amounted to $890.2 million. The Company’s $550.0 million committed credit facility is designated as a liquidity back-stop for its commercial paper program. The weighted average interest rates on short-term borrowings at December 29, 2007 and December 30, 2006 were 4.6% and 4.7%, respectively.
Interest paid during 2007, 2006, and 2005 amounted to $85.0 million, $70.3 million and $38.9 million, respectively. To manage interest costs and to better match financial obligations to sources of operating cash flows, the Company maintains a portfolio of swap agreements. See Note J Financial Instruments for more information regarding the Company’s interest rate and currency swap agreements.
J. FINANCIAL INSTRUMENTS
The Company’s objectives in using debt and foreign currency related financial instruments are to obtain the lowest cost source of funds within a targeted range of variable to fixed-rate debt proportions, to better match financial obligations to sources of operating cash flows, and to minimize the foreign exchange risks arising from cross-border cash flows. To meet these risk management objectives, the Company enters into interest rate swap and currency swap agreements, purchased currency options and foreign exchange contracts. Derivative instruments are not employed for speculative purposes. Derivatives are recognized in the Consolidated Balance Sheets at fair value and hedge accounting is applied based on the criteria specified in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities’’, whereby management designates its derivative instruments as cash flow hedges, fair value hedges or net investment hedges.
CASH FLOW HEDGES Foreign exchange forward contracts are used to hedge multi-currency inter-company and trade cash flows expected to occur over the next eighteen month period. The objective of these instruments is to minimize the impact of foreign currency fluctuations on operating results. In addition, interest rate swaps are utilized to create a fixed rate liability, to achieve the targeted mix of fixed versus floating rate debt.
Forward contracts: At December 29, 2007 and December 30, 2006, forward contracts hedging inter-company transactions totaled $206.3 million and $72.8 million, respectively. These foreign exchange forward contracts are denominated in Australian Dollars, Canadian Dollars, Euros, Great Britain Pounds and Taiwanese Dollars. The aggregate fair value of these forward contracts as of December 29, 2007 is a $5.4 million gain that is recorded in Other Current Assets in the Consolidated Balance Sheet.

Interest rate swaps: The Company has executed interest rate swaps to convert floating rate debt to a fixed coupon. At December 29, 2007, the aggregate fair value of the outstanding interest rate swaps is a net loss of $6.1 million as reflected in Other Liabilities in the Consolidated Balance Sheet.
In March 2007, concurrent with the issuance of the Equity Units, the Company executed interest rate swaps with an aggregate notional amount of $330.0 million to convert the floating rate coupon on the Convertible Notes (LIBOR less 350 basis points) to a fixed rate coupon (1.43%) for a period of three years. At December 29, 2007, the aggregate fair value of the outstanding interest rate swaps is a net loss of $6.3 million as reflected in Other Liabilities in the Consolidated Balance Sheet.
In February 2007, the Company entered into an interest rate swap prior to the issuance of its Term Notes with an aggregate notional value of $200.0 million. This swap was used to mitigate interest rate volatility relative to the three year Treasury rate by effectively fixing the interest rate for the Term Notes. The interest rate swap had an original maturity of March 19, 2010, which matched the end of the fixed rate Term Notes term. As planned, the swap was terminated at the time of the Term Notes issuance, resulting in a cash loss of $0.4 million (pre-tax), as reflected in Accumulated other comprehensive income in the Consolidated Balance Sheet; this loss will be amortized to interest expense over a period of three years.
In October 2007, the Company terminated two interest rate swaps which exchanged the floating rate associated with two of its major distribution centers to a fixed rent amount. The interest rates swaps had an aggregated notional amount of $29.5 million and resulted in an immaterial net loss upon termination.
Additionally, in 2005 the Company entered into a thirty year floating to fixed interest rate swap with a notional value of $150 million. The swap hedged the interest rate exposure associated with the forecasted refinancing of the $150.0 million 3.5% bonds maturing November 2007. During 2006 the swap was terminated, resulting in a $5.9 million gain before tax. The termination of this financial instrument was consistent with the Company’s risk management objective to obtain the lowest cost source of funds within a targeted range of variable to fixed rate interest rate proportions. The gain arising from the swap termination was reflected in Accumulated other comprehensive income in the Consolidated Balance Sheet during 2006. In November 2007, upon the maturity of the bonds linked to the associated hedged interest rate exposure, $5.0 million of the gain was reclassified out of Accumulated other comprehensive income and recorded as a gain in Other-net in the Consolidated Statement of Operations. The remaining $0.9 million in Accumulated other comprehensive income will be amortized as a reduction to interest expense through May 2012.
Cross currency swaps: The Company and its subsidiaries have entered into various inter-company transactions whereby the notional values were denominated in currencies (United States Dollar, Euro and Canadian Dollar) other than the functional currencies of the party executing the trade (United States Dollar and Euro). In order to better match the cash flows of its inter-company obligations with cash flows from operations, the Company entered into cross currency swaps. The swaps have an aggregate United States Dollar notional value of $263.8 million and maturity dates ranging from March 2009 to November 2010. At December 29, 2007, the aggregate fair value of the Company’s cross currency swaps that were designated as cash flow hedges, was a net loss of $68.0 million as reflected in Other liabilities in the Consolidated Balance Sheet.
For derivative instruments that are so designated at inception and qualify as cash flow hedges, the Company records the effective portions of the gain or loss on the derivative instrument in Accumulated other comprehensive income, a separate component of Shareowners’ Equity, and subsequently reclassifies these amounts into earnings in the period during which the hedged transaction is recognized in earnings. The ineffective portion of the gain or loss, if any, is immediately recognized in the same caption where the hedged items are recognized in the Consolidated Statements of Operations, generally Other-net. There is a $5.1 million after-tax gain reported for cash flow hedge effectiveness in Accumulated other comprehensive income as of December 29, 2007. Any gain or loss on these instruments at maturity will be reclassified to earnings when the hedged transactions occur in the years 2008 through 2010. The ultimate amount recognized will vary based on fluctuations of the hedged currencies (United States Dollar, Euro, Great

Britain Pound, Australian Dollar and Canadian Dollar) through the maturity dates. During 2007, 2006 and 2005, ($31.7) million, $25.7 million and ($12.7) million, respectively, pertaining to cash flow hedges, was reclassified from Accumulated other comprehensive income into earnings, during the periods in which the underlying hedged transactions affected earnings; due to the effectiveness of these instruments in matching the underlying on a net basis there was no significant earnings impact.
FAIR VALUE HEDGES For derivative instruments that are designated and qualify as fair value hedges, the Company recognizes the gain or loss on the derivative instrument in earnings in the same caption where the offsetting gain or loss on the hedged item is recognized in the current period.
Cross currency swaps: The Company and its subsidiaries have entered into various inter-company transactions where the notional values are denominated in currencies (United States Dollar, Canadian Dollar, Euro and Great Britain Pound) other than the functional currencies of the party executing the trade (United States Dollar, Great Britain Pound and Euro). In order to better match the cash flows of its inter-company obligations with cash flows from operations, the Company entered into various cross currency swaps. The swaps have an aggregate United States Dollar notional value of $181.9 million with maturity dates ranging from December 2008 to September 2010. At December 29, 2007 the aggregate fair value of the Company’s cross currency swaps that were designated as fair value hedges, was a net gain of $0.8 million as reflected in Other assets in the Consolidated Balance Sheet. In December 2007 and in conjunction with the settlement of two inter-company obligations, the Company terminated two cross currency swaps with notional values of $83.6 million and $39.1 million, respectively.
NET INVESTMENT HEDGE The Company utilizes net investment hedges to offset the translation adjustment arising from remeasuring its investment in the assets, liabilities, revenues, and expenses of its foreign subsidiaries. For derivative instruments that are designated and qualify as net investment hedges, the Company records the effective portion of the gain or loss on the derivative instrument in Accumulated other comprehensive income.
In February 2004, the Company entered into a cross currency swap with a United States Dollar notional value of $45.4 million to hedge its net investment in Great Britain Pound assets. The Company pays Great Britain Pounds and receives United States Dollars using fixed interest rates, offsetting the translation adjustment of its net investment in Great Britain Pound assets. This swap has a maturity date of February 2014. At December 29, 2007, the fair value of this currency swap was a loss of $4.9 million and is recorded in Other liabilities in the Consolidated Balance Sheet and the pre-tax loss on the net investment hedge included in Accumulated other comprehensive income is $5.7 million.
In December 2006, the Company entered into a cross currency swap with a notional value of $100 million and a maturity of December 2009 to hedge its net investment of Euro assets. The Company paid Euros and received United States Dollars using fixed interest rates, offsetting the translation adjustment of its net investment in Euro assets. At December 29, 2007, the fair value of this currency swap was a loss of $9.6 million as reported in Other Liabilities in the Consolidated Balance Sheet and the loss on the net investment hedge included in Accumulated Other Comprehensive Loss was $9.6 million before taxes.
UNDESIGNATED HEDGES Purchased currency options and foreign exchange forward contracts are used to reduce exchange risks arising from cross-border cash flows expected to occur over the next one year period. The objective of these practices is to minimize the impact of foreign currency fluctuations on operating results.
At December 29, 2007, forward contracts hedging inter-company transactions totaled $290.1 million. These foreign exchange forward contracts are denominated in Australian Dollars, Canadian Dollars, Danish Krone, Euro, Japanese Yen, Great Britain Pound, Mexican Pesos, New Zealand Dollars, Polish Zloty, South African Rand, Swiss Franc, Swedish Krona, Taiwanese Dollars and Thai Baht. The contracts mature in less than one year. The aggregate fair value of these forward contracts is a $0.9 million gain that is recorded in Other Current Assets in the Consolidated Balance Sheet.

HEDGE EFFECTIVENESS For forward contracts and cross currency swaps designated as cash flow, fair value or net investment hedges, the Company measures hedge effectiveness by comparing the cumulative change in the hedge contract with the cumulative change in the hedged item, both of which are based on forward rates. The ineffective portion, if any, of the hedge is recognized in earnings immediately. Hedge ineffectiveness was negligible for 2007, 2006 and 2005.
For interest rate swaps designated as cash flow hedges, the Company measures the hedge effectiveness by offsetting the change in the variable portion of the interest rate swap with the change in the expected interest flows due to fluctuations in the LIBOR based interest rate.
The counterparties to all of the above mentioned financial instruments are major international financial institutions. The Company is exposed to credit risk for net exchanges under these agreements, but not for the notional amounts. The risk of default is considered remote.
The carrying values and fair values of the Company’s financial instruments at December 29, 2007 and December 30, 2006 follow:

	2007		2006
	Carrying		Carrying	Fair
(Millions of Dollars, (asset)/liability)	Value	Fair Value	Value	Value
Long Term Debt, Including Current Portion	$1,212.1	$1,152.0	$909.5	$873.5
Undesignated Hedges:
Forward Contracts	(0.9)	(0.9)	0.2	0.2
Cash Flow Hedges:
Forward contracts	(5.4)	(5.4)	(0.9)	(0.9)
Interest rate swaps	6.1	6.1	(0.4)	(0.4)
Cross currency swaps	68.0	68.0	38.5	38.5
Fair Value Hedges:
Cross currency swaps	(0.8)	(0.8)	14.3	14.3
Net Investment Hedges:
Cross currency swaps	14.5	14.5	5.7	5.7

Total Financial Instruments	$1,293.6	$1,233.5	$966.9	$930.9

The fair values of long-term debt instruments are estimated using discounted cash flow analysis, based on the Company’s marginal borrowing rates. The fair values of foreign currency and interest rate swap agreements are based on current settlement values. The carrying amount of cash equivalents and short-term borrowings approximates fair value.
K. CAPITAL STOCK
WEIGHTED-AVERAGE SHARES OUTSTANDING Weighted-average shares outstanding used to calculate basic and diluted earnings per share for each year were as follows:

	2007	2006	2005
Basic earnings per share, weighted-average shares outstanding	82,312,724	81,866,241	83,346,898
Dilutive effect of stock options and awards	1,732,848	1,838,131	2,058,820

Diluted earnings per share, weighted-average shares outstanding	84,045,572	83,704,372	85,405,718

As further detailed in Note I, Long-Term Debt and Financing Arrangements, in March 2007, the Company issued warrants to purchase up to 5.1 million shares of its common stock with a strike price of $87.12 which are anti-dilutive since the strike price of the warrants is greater than the market price of the Company’s common stock. A number of stock options are anti-dilutive primarily because remaining unrecognized compensation expense exceeds the amount by which the market price for the Company’s common stock exceeds the exercise price of the options that have not vested.
The following weighted-average stock options and warrants to purchase the Company’s common stock were outstanding at December 29, 2007 and December 30, 2006 but were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive.

	Year to Date
	2007	2006
Number of stock options (in thousands)	824	738
Number of stock warrants (in thousands)	3,918	—
The Company repurchased 3.8 million shares of its common stock for $206.9 million during 2007.
COMMON STOCK SHARE ACTIVITY Common stock share activity for 2007, 2006 and 2005 was as follows:

	2007	2006	2005
Outstanding, beginning of year	81,841,627	83,791,129	82,407,063
Issued from treasury	2,323,973	2,076,722	1,388,179
Returned to treasury	(3,786,813)	(4,026,224)	(4,113)

Outstanding, end of year	80,378,787	81,841,627	83,791,129

COMMON STOCK RESERVED Common stock shares reserved for issuance under various employee and director stock plans at December 29, 2007 and December 30, 2006 are as follows:

	2007	2006
Employee stock purchase plan	3,278,892	3,347,740
Stock-based compensation plans	3,894,296	5,312,881

Total	7,173,188	8,660,621

PREFERRED STOCK PURCHASE RIGHTS Each outstanding share of common stock has one half of a share purchase right. Each purchase right may be exercised to purchase one two-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $220.00, subject to adjustment. The rights, which do not have voting rights, expire on March 10, 2016, and may be redeemed by the Company at a price of $0.01 per right at any time prior to the tenth day following the public announcement that a person has acquired beneficial ownership of 15% or more of the outstanding shares of common stock. In the event that the Company is acquired in a merger or other business combination transaction, provision shall be made so that each holder of a right (other than a holder who is a 14.9%-or-more shareowner) shall have the right to receive, upon exercise thereof, that number of shares of common stock of the surviving Company having a market value equal to two times the exercise price of the right. Similarly, if anyone becomes the beneficial owner of more than 15% of the then outstanding shares of common stock (except pursuant to an offer for all outstanding shares of common stock which the independent directors have deemed to be fair and in the best interest of the Company), provision will be made so that each holder of a right (other than a holder who is a 14.9%-or-more shareowner) shall thereafter have the right to receive, upon exercise thereof, common stock (or, in certain circumstances, cash, property or other securities of the Company) having a market value equal to two times the exercise price of the right. At December 29, 2007 there were 40,189,394 outstanding rights. There are 250,000 shares of Series A Junior Participating Preferred Stock reserved for issuance in connection with the rights.

STOCK-BASED COMPENSATION PLANS The Company has stock-based compensation plans for salaried employees and non-employee members of the Board of Directors. The plans provide for discretionary grants of stock options, restricted stock units, and other stock-based awards. The plans are generally administered by the Compensation and Organization Committee of the Board of Directors, consisting of non-employee directors.
Stock Options: Stock options are granted at the fair market value of the Company’s stock on the date of grant and have a 10 year term. Generally, stock option grants vest ratably between one and four years from the date of grant. The expense for stock options granted to retirement eligible employees (those aged 55 and over and with 10 or more years of service) is recognized by the date they became retirement eligible, or on the date of grant if they are already retirement eligible, as such employees may retain their options for the 10 year contractual term in the event they retire prior to the end of the vesting period stipulated in the grant.
The following describes how certain assumptions affecting the estimated fair value of stock options are determined: the dividend yield is computed as the annualized dividend rate at the date of grant divided by the strike price of the stock option; expected volatility is based on an average of the market implied volatility and historical volatility for the 5 year expected life; the risk-free interest rate is based on U.S. Treasury securities with maturities equal to the expected life of the option; and an eight percent forfeiture rate is assumed. The Company uses historical data in order to estimate exercise, termination and holding period behavior for valuation purposes.
The number of stock options and weighted-average exercise prices follows:

	2007		2006		2005
	Options	Price	Options	Price	Options	Price
Outstanding, beginning of year	8,456,508	$36.31	9,559,604	$34.06	10,507,908	$32.46
Granted	743,000	53.11	934,000	50.44	795,000	47.22
Exercised	(1,820,355)	36.10	(1,817,695)	31.44	(1,229,350)	28.89
Forfeited	(325,254)	42.99	(219,401)	37.71	(513,954)	33.60

Outstanding, end of year	7,053,899	$37.83	8,456,508	$36.31	9,559,604	$34.06

Exercisable, end of year	5,114,357	$33.46	5,619,112	$32.88	6,259,563	$31.28

At December 29, 2007, the range of exercise prices on outstanding stock options was $19.34 to $63.04. Stock option expense was $8.6 million and $8.2 million for the years ended December 29, 2007 and December 30, 2006, respectively. No stock option expense was recognized in the year ended December 31, 2005 because under APB 25, no compensation cost was recognized for stock options when the quoted market price of the stock at the grant date was equal to the amount per share the employee had to pay to acquire the stock after fulfilling the vesting period.
The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2007, 2006 and 2005, respectively: dividend yield of 2.4%, 2.4% and 2.4%; expected volatility of 28%, 26%, 27%; and risk-free interest rates of 3.6%, 4.2%, 4.4%. An expected life of 5 years was used in each period and a weighted average vesting period of 2.5 years in 2007, 2.3 years in 2006 and 2.5 years in 2005. The weighted average fair value of stock options granted in 2007, 2006 and 2005 was $12.15, $12.03, and $11.44, respectively.
At December 29, 2007, the Company had $15.6 million of unrecognized pre-tax compensation expense for stock options. This expense will be recognized over the remaining vesting periods which are 1.6 years on a weighted average basis.
For 2007, the Company received $65.7 million in cash from the exercise of stock options. The related tax benefit from the exercise of these options is $16.5 million. During 2007, 2006 and 2005 the total intrinsic value of options exercised was $37.9 million, $35.5 million and $23.3 million, respectively. When options are exercised, the related shares are issued from treasury stock.
SFAS 123R requires the benefit arising from tax deductions in excess of recognized compensation cost to be classified as a financing cash flow rather than as an operating cash flow as all such tax benefits were classified under earlier accounting guidance. To quantify the recognized compensation cost on which the excess tax benefit is computed, both actual compensation expense recorded following the adoption of SFAS 123R on January 1, 2006 and pro-forma compensation cost reported in disclosures under the previous SFAS 123 standard in earlier periods is considered. An excess tax benefit is generated on the extent to which the actual gain, or spread, an optionee receives upon exercise of an option exceeds the fair value determined at the grant date; that excess spread over the fair value of the option times the applicable tax rate represents the excess tax benefit. In 2007 and 2006, the Company reported $8.6 million and $4.1 million, respectively, of excess tax benefits as a financing cash flow.
Outstanding and exercisable stock option information at December 29, 2007 follows:

	Outstanding Stock Options			Exercisable Stock Options
		Weighted-average	Weighted-average		Weighted-average
		Remaining	Exercise		Exercise
Exercise Price Ranges	Options	Contractual Life	Price	Options	Price
$30.00 and below	1,086,475	2.18	$23.69	1,072,225	$23.64
$30.01 - 45.00	3,764,107	4.52	34.50	3,471,232	34.00
$45.01 - higher	2,203,317	8.75	50.49	570,900	48.63

	7,053,899	5.48	$37.83	5,114,357	$33.46

Restricted Share Units: Compensation cost for restricted share units, including restricted shares granted to French employees in lieu of RSU’s, (collectively “RSU’s”) granted to employees is recognized ratably over the vesting term, which varies but is generally 4 years. RSU grants totaled 228,125 shares, 169,675 shares and 122,891 shares in 2007, 2006 and 2005, respectively. The weighted-average grant date fair value of RSU’s granted in 2007, 2006 and 2005 was $49.13, $49.28 and $47.28 per share, respectively. Total compensation expense recognized for RSU’s amounted to $7.6 million, $4.1 million and $2.5 million, respectively; and the related tax benefit recorded was $2.2 million, $1.0 million and $0.6, respectively, in 2007, 2006 and 2005. As of December 29, 2007, unrecognized compensation expense for RSU’s amounted to $16.8 million and this cost will be recognized over a weighted-average period of 1.8 years.
A summary of non-vested restricted stock unit activity as of December 29, 2007, and changes during the twelve month period then ended is as follows:

		Weighted Average
	Restricted Share	Grant
	Units	Date Fair Value
Non-vested at December 30, 2006	289,238	$46.76
Granted	228,125	49.13
Vested	(96,888)	43.92
Forfeited	(13,752)	48.23

Non-vested at December 29, 2007	406,723	$48.68

The total fair value of shares vested (market value on the date vested) during 2007, 2006 and 2005 was $5.1 million, $5.2 million and $0.7 million, respectively.
Additionally, non-employee members of the Board of Directors received restricted share-based grants which must be cash settled and accordingly mark-to-market accounting is applied. The after-tax expense recognized for such grants amounted to $0.7 million in 2007, $0.8 million in 2006, and $0.6 million in 2005.
Long-Term Performance Awards:
Cyclical 3-year Plans: The Company has granted Long Term Performance Awards (“LTIPs”) under its 1997 and 2001 Long Term Incentive Plans to senior management employees for achieving Company performance measures, specifically earnings per share and return on capital employed. Awards are payable in shares of common stock, which may be restricted if the employee has not achieved certain stock ownership levels, and generally no award is made if the employee terminates employment prior to the payout date. There are three award cycles in progress: one for the three year period ending in December, 2007, the second for the three year period ending in December, 2008, and the third for the three year period ending in December, 2009. The ultimate issuance of shares, if any, is determined based on performance in the final year of the cycle. Based on performance in fiscal 2007, a total of 103,807 shares will be issued to senior management in 2008.
Special Bonus Program: In 2007, the Company adopted a special bonus program under its 1997 Long Term Incentive Plan. The program provides senior managers the opportunity to receive stock in the event certain working capital turn objectives are achieved by December 31, 2009 and sustained for a period of at least six months. The ultimate issuances of shares, if any, is determined based on performance during the performance period.
Expense recognized for the various performance-contingent grants amounted to $1.5 million in 2007, $7.4 million in 2006 and $6.4 million in 2005. In the event performance goals are not met, no compensation cost is recognized and any previously recognized compensation cost is reversed. A summary of the activity pertaining to the maximum number of shares that may be issued under these performance programs is as follows:

		Weighted Average Grant
	Share Units	Date Fair Value
Non-vested at December 30, 2006	655,027	$44.23
Granted	208,692	53.55
Vested/Delivered	(302,547)	39.13
Forfeited	(88,653)	44.99

Non-vested at December 29, 2007	472,519	$51.92

Employee Stock Purchase Plan: The Employee Stock Purchase Plan (“ESPP”) enables substantially all employees in the United States and Canada to subscribe at any time to purchase shares of common stock on a monthly basis at the lower of 85% of the fair market value of the shares on the grant date ($44.77 per share for fiscal year 2007 purchases) or 85% of the fair market value of the shares on the last business day of each month. A maximum of 6,000,000 shares are authorized for subscription. During 2007, 2006 and 2005 shares totaling 68,848, 64,590 and 96,683, respectively, were issued under the plan at average prices of $44.33, $39.26 and $33.19 per share, respectively and the intrinsic value of the ESPP purchases was $0.8 million, $0.6 million and $1.3 million respectively. For 2007, the Company received $3.0 million in cash from ESPP purchases, and there is no related tax benefit. The fair value of ESPP shares was estimated using the Black Scholes option pricing model. ESPP compensation cost is recognized ratably over the one year term based on actual employee stock purchases under the plan. The fair value of the employees’ purchase rights under the ESPP was estimated using the following assumptions for 2007, 2006 and 2005, respectively: dividend yield of 2.2%, 2.4% and 2.4%; expected volatility of 22%, 23% and 27%; risk-free interest rates of 4.4%, 4.3% and 2.4%; and expected lives of one year. The weighted average fair value of those purchase rights granted in 2007, 2006 and 2005 was $10.95, $9.70 and $11.15, respectively.

If compensation cost for the Company’s stock option plans had been determined based on the fair value at the grant dates consistent with the method prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation”, net earnings and earnings per share would have been adjusted to the pro forma amounts indicated below:

(Millions of Dollars, except for per share data)	2005
Net earnings, as reported	$269.6
Add: Stock-based compensation expense included in reported income	6.4
Less: Stock-based employee compensation expense determined under fair value method, net of related tax effects	12.0

Pro forma net earnings, fair value method	$264.0

Earnings per share:
Basic, as reported	$3.23
Basic, pro forma	$3.17
Diluted, as reported	$3.16
Diluted, pro forma	$3.09
Compensation cost relating to the stock based compensation grants made in 2007 and earlier periods is recognized ratably over the vesting period using the accelerated method. Effective with the adoption of SFAS 123(R) on January 1, 2006, expense for new grants is recognized on a straight-line basis over the vesting period. The expense for retiree eligible employees (those aged 55 and over and with 10 or more years of service) is recognized by the date they became retirement eligible, as such employees may retain their options for the 10 year contractual term in the event they retire prior to the end of the vesting period stipulated in the grant.
L. ACCUMULATED OTHER COMPREHENSIVE INCOME
Accumulated other comprehensive income (loss) at the end of each fiscal year was as follows:

(Millions of Dollars)	2007	2006	2005
Currency translation adjustment	$99.3	$(8.3)	$(74.1)
Pension asset, net of tax	(42.2)	(68.9)	(13.1)
Fair value of net investment hedge effectiveness, net of tax	(14.5)	(9.0)	(0.5)
Fair value of cash flow hedge effectiveness, net of tax	5.1	4.4	(3.6)

Accumulated other comprehensive loss	$47.7	$(81.8)	$(91.3)

M. EMPLOYEE BENEFIT PLANS
EMPLOYEE STOCK OWNERSHIP PLAN (“ESOP”) Substantially all U.S. employees may contribute from 1% to 15% of their eligible compensation to a tax-deferred 401(k) savings plan, subject to restrictions under tax laws. Employees generally direct the investment of their own contributions into various investment funds. An employer match benefit is provided under the plan equal to one-half of each employee’s tax-deferred contribution up to the first 7% of their compensation. Effective January 1, 2007, participants direct the entire employer match benefit such that no participant is required to hold the Company’s common stock in their 401(k) account. Prior to January 1, 2007, half of the employer match benefit was invested in the Company’s common stock while the investment of the other half was directed by the employee. The employer match benefit totaled $8.4 million, $7.9 million and $8.3 million, in 2007, 2006 and 2005, respectively.
In addition, approximately 4,200 U.S. salaried and non-union hourly employees receive a non-contributory benefit under the Cornerstone plan. Cornerstone benefit allocations range from 3% to 9% of eligible employee compensation based on age. Approximately 1,400 U.S. employees receive an additional average

1.7% contribution actuarially designed to replace previously curtailed pension benefits. Allocations for benefits earned under the Cornerstone plan were $13.8 million in 2007, $13.2 million in 2006, and $12.3 million in 2005. Assets held in participant Cornerstone accounts are invested in a broad-based U.S. equity security index fund and U.S. government bonds.
Shares of the Company’s common stock held by the ESOP were purchased with the proceeds of external borrowings in 1989 and borrowings from the Company in 1991 (“1991 internal loan”). The external ESOP borrowings are guaranteed by the Company and are included in long-term debt. Shareowners’ equity reflects a reduction equal to the cost basis of unearned (unallocated) shares purchased with the internal and the external borrowings.
The Company accounts for the ESOP under Statement of Position (“SOP”) 76-3, “Accounting Practices for Certain Employee Stock Ownership Plans”, as affected by the Emerging Issues Task Force (“EITF”) 89-8, “Expense Recognition for Employee Stock Ownership Plans.” Net ESOP activity recognized is comprised of the cost basis of shares released, the cost of the aforementioned Cornerstone and 401(k) match defined contribution benefits, interest expense on the external 1989 borrowing, less the fair value of shares released and dividends on unallocated ESOP shares. Net ESOP expense was $1.6 million in 2007, $2.4 million in 2006 and $2.1 million in 2005. ESOP expense is affected by the market value of the Company’s common stock on the monthly dates when shares are released. The market value of shares released averaged $56.04 per share in 2007, $49.28 per share in 2006 and $46.41 in 2005.
Unallocated shares are released from the trust based on current period debt principal and interest payments as a percentage of total future debt principal and interest payments. Dividends on both allocated and unallocated shares may be used for debt service and to credit participant accounts for dividends earned on allocated shares. Dividends paid on the shares acquired with the 1991 internal loan were used solely to pay internal loan debt service in all periods. Dividends on ESOP shares, which are charged to shareowners’ equity as declared, were $11.0 million in 2007, $11.7 million in 2006 and $12.1 million in 2005. Dividends on ESOP shares were utilized entirely for debt service in all years. Interest costs incurred by the ESOP on the 1989 external debt in 2007, 2006 and 2005 were $0.3 million, $0.3 million and $0.4 million, respectively. Interest costs incurred by the ESOP on the 1991 internal loan, which have no earnings impact, were $8.7 million, $9.2 million and $9.5 million for 2007, 2006, and 2005, respectively. Both allocated and unallocated ESOP shares are treated as outstanding for purposes of computing earnings per share. As of December 29, 2007, the number of ESOP shares allocated to participant accounts was 3,609,681 and the number of unallocated shares was 5,071,968. At December 29, 2007, there were 32,053 released shares in the ESOP trust holding account pending allocation. The Company made cash contributions to the ESOP totaling $11.7 million in 2007, $11.2 million in 2006 and $13.3 million in 2005.
PENSION AND OTHER BENEFIT PLANS The Company sponsors pension plans covering most domestic hourly and certain executive employees, and approximately 4,700 foreign employees. Benefits are generally based on salary and years of service, except for U.S. collective bargaining employees whose benefits are based on a stated amount for each year of service.
The Company contributes to multi-employer plans for certain collective bargaining U.S. employees. In addition, various other defined contribution plans are sponsored worldwide. The expense for such defined contribution plans, aside from the earlier discussed ESOP plans, follows:

(Millions of Dollars)	2007	2006	2005
Multi-employer plan expense	$0.5	$0.5	$0.6
Other defined contribution plan expense	$6.5	$4.7	$3.3

The components of net periodic pension expense are as follows:

	U.S. Plans			Non-U.S. Plans
	2007	2006	2005	2007	2006	2005
Service cost	$2.7	$2.6	$2.6	$4.4	$5.9	$6.4
Interest cost	9.0	8.1	4.7	15.0	13.8	11.7
Expected return on plan assets	(9.8)	(7.9)	(2.9)	(18.2)	(16.9)	(16.2)
Amortization of prior service cost	1.5	1.4	1.4	0.1	0.2	1.5
Transition amount amortization	—	—	—	0.1	—	—
Actuarial loss	0.6	1.1	2.2	6.3	6.4	4.1
Settlement/curtailment loss (gain)	—	—	(0.8)	0.6	6.1	0.4

Net periodic pension expense	$4.0	$5.3	$7.2	$8.3	$15.5	$7.9

The Company provides medical and dental benefits for certain retired employees in the United States. In addition, certain U.S. employees who retire from active service are eligible for life insurance benefits. Approximately 8,100 participants are covered under these plans. Net periodic postretirement benefit expense was $2.2 million in 2007, $2.7 million in 2006 and $2.0 million in 2005.
Changes in plan assets and benefit obligations recognized in other comprehensive income in 2007 are as follows:

(Millions of Dollars)	2007
Current year actuarial gain	$(33.9)
Amortization of actuarial loss	(6.7)
Amortization of prior service costs	(1.4)
Amortization of transition obligation	(0.1)
Other	3.1

Total recognized in other comprehensive income (pre-tax)	$(39.0)

The amounts in Accumulated Other Comprehensive Loss expected to be recognized as components of net periodic benefit costs during 2008 total $5.6 million, representing amortization of $4.3 million of actuarial loss, $1.2 million of prior service cost, and $0.1 million of transition assets/loss.
The changes in the pension and other postretirement benefit obligations, fair value of plan assets as well as amounts recognized in the Consolidated Balance Sheets, are shown below:

	U.S. Plans		Non-U.S. Plans		Other Benefits
	2007	2006	2007	2006	2007	2006
Change in benefit obligation
Benefit obligation at end of prior year	$148.2	$154.2	$312.9	$248.6	$27.5	$29.0
Service cost	2.7	2.6	4.4	5.9	1.1	1.1
Interest cost	9.0	8.1	15.0	13.8	1.4	1.5
Settlements / curtailments	—	0.1	(5.3)	(0.1)	—	—
Actuarial (gain) loss	(7.9)	(10.3)	(26.4)	4.5	(3.4)	(0.8)
Plan amendments	—	1.9	—	—	—	—
Foreign currency exchange rate changes	—	—	14.3	30.4	—	—
Participant contributions	—	—	0.1	0.4	—	—
Acquisitions and other	13.1	—	0.5	29.4	—	—
Benefits paid	(9.6)	(8.4)	(16.0)	(20.0)	(2.1)	(3.3)

Benefit obligation at end of year	$155.5	$148.2	$299.5	$312.9	$24.5	$27.5

	U.S. Plans		Non-U.S. Plans		Other Benefits
	2007	2006	2007	2006	2007	2006
Change in plan assets
Fair value of plan assets at end of prior year	$112.2	$101.8	$267.1	$209.7	$—	$—
Actual return on plan assets	10.4	13.0	13.1	23.3	—	—
Participant contributions	—	—	0.1	0.4	—	—
Employer contributions	4.0	5.8	10.0	12.7	2.1	3.3
Settlements	—	—	(4.8)	—	—	—
Foreign currency exchange rate changes	—	—	11.6	25.5	—	—
Acquisitions	12.0	—	0.3	15.5	—	—
Benefits paid	(9.6)	(8.4)	(16.0)	(20.0)	(2.1)	(3.3)

Fair value of plan assets at end of plan year	$129.0	$112.2	$281.4	$267.1	$—	$—

Funded status — assets less than benefit obligation	$(26.5)	$(36.0)	$(18.1)	$(45.8)	$(24.5)	$(27.5)
Unrecognized prior service cost (credit)	6.7	8.1	1.1	1.0	(1.2)	(1.4)
Unrecognized net actuarial (gain) loss	(5.9)	3.3	58.3	83.4	1.0	4.2
Unrecognized net transition liability	—	—	0.9	1.3	—	—

Net amount recognized	$(25.7)	$(24.6)	$42.2	$39.9	$(24.7)	$(24.7)

Amounts recognized in the Consolidated Balance Sheets
Prepaid benefit cost (non-current)	$16.5	$8.2	$16.0	$2.7	$—	$—
Current benefit liability	(2.8)	(2.7)	(1.4)	(1.7)	(2.1)	(2.3)
Non-current benefit liability	(40.2)	(41.5)	(32.7)	(46.8)	(22.4)	(25.2)

Net liability recognized	$(26.5)	$(36.0)	$(18.1)	$(45.8)	$(24.5)	$(27.5)

Accumulated other comprehensive loss (gain) (pre-tax):
Prior service cost (credit)	$6.7	$8.1	$1.1	$1.0	$(1.2)	$(1.4)
Actuarial (gain) loss	(5.9)	3.3	58.3	83.4	1.0	4.2
Transition liability	—	—	0.9	1.3	—	—

	$0.8	$11.4	$60.3	$85.7	$(0.2)	$2.8

Net amount recognized	$(25.7)	$(24.6)	$42.2	$39.9	$(24.7)	$(24.7)

In 2007, the reduction of the projected benefit obligation for actuarial gains primarily pertains to increased discount rates used to measure the pension liabilities.
The accumulated benefit obligation for all defined benefit pension plans was $427.1 million at December 29, 2007 and $428.1 million at December 30, 2006. Information regarding pension plans in which accumulated benefit obligations exceed plan assets follows:

	U.S. Plans		Non-U.S. Plans
(Millions of Dollars)	2007	2006	2007	2006
Projected benefit obligation	$58.6	$70.6	$56.2	$55.5
Accumulated benefit obligation	$55.7	$67.3	$50.0	$48.8
Fair value of plan assets	$15.6	$26.6	$22.2	$21.0
Information regarding pension plans in which projected benefit obligations (inclusive of anticipated future compensation increases) exceed plan assets follows:

	U.S. Plans		Non-U.S. Plans
(Millions of Dollars)	2007	2006	2007	2006
Projected benefit obligation	$58.6	$70.6	$56.9	$256.7
Accumulated benefit obligation	$55.7	$67.3	$50.5	$226.8
Fair value of plan assets	$15.6	$26.6	$22.7	$210.8
The Company adopted SFAS 158 as of December 30, 2006. The impact from recognizing the funded status of the defined benefit plans, representing the fair value of the plan assets versus the projected benefit obligation, was a decrease to Shareowners’ Equity of $61.1 million, net of a $26.7 million tax benefit. The Company uses a fiscal year end date to value all its plans. The following table summarizes the impact of adopting SFAS 158 on the Consolidated Balance Sheet at December 30, 2006:

	Defined Benefit	Impact of SFAS	Defined Benefit
	Plans Before	158 Adoption	Plans After
	Adoption of	Increase	Adoption
(Millions of Dollars)	SFAS 158	(Decrease)	of SFAS 158
Prepaid benefit cost (non-current)	$79.3	$(68.4)	$10.9
Intangible asset	$7.4	$(7.4)	—
Benefit liability	$108.1	$12.1	$120.2
Accumulated other comprehensive loss	$(7.8)	$(61.1)	$(68.9)

The major assumptions used in valuing pension and post-retirement plan obligations and net costs were as follows:

	Pension Benefits						Other Benefits
	U.S. Plans			Non-U.S. Plans			U.S. Plans
	2007	2006	2005	2007	2006	2005	2007	2006	2005
Weighted average assumptions used to determine benefit obligations at year end:
Discount rate	6.5%	5.75%	5.5%	5.5%	4.75%	5.0%	6.25%	5.75%	5.5%
Rate of compensation increase	6.0%	6.0%	5.5%	3.75%	3.75%	3.75%	4.0%	4.0%	4.0%
Weighted average assumptions used to determine net periodic benefit cost:
Discount rate	5.75%	5.5%	5.75%	4.75%	5.0%	5.25%	5.75%	5.5%	6.0%
Rate of compensation increase	6.0%	5.5%	6.0%	3.75%	3.75%	3.75%	4.0%	4.0%	4.0%
Expected return on plan assets	8.0%	8.0%	7.75%	7.0%	7.0%	7.5%	—	—	—
The expected long-term rate of return on plan assets is determined considering the returns projected for the various asset classes and the relative weighting for each asset class as reflected in the target asset allocation below. In addition the Company considers historical performance, the opinions of outside actuaries and other data in developing the return assumption.
PENSION PLAN ASSETS Plan assets are invested in equity securities, bonds and other fixed income securities, money market instruments and insurance contracts. The Company’s weighted-average worldwide actual asset allocations at December 29, 2007 and December 30, 2006 by asset category are as follows:

	Plan Assets		Target
Asset Category	2007	2006	Allocation
Equity securities	65%	65%	50-70%
Fixed income securities	30%	30%	20-40%
Other	5%	5%	0-10%

Total	100%	100%	100%
The Company’s investment strategy for pension plan assets includes diversification to minimize interest and market risks, and generally does not involve the use of derivative financial instruments. Plan assets are rebalanced periodically to maintain target asset allocations. Maturities of investments are not necessarily related to the timing of expected future benefit payments, but adequate liquidity to make immediate and medium term benefit payments is ensured.
CONTRIBUTIONS The Company’s funding policy for its defined benefit plans is to contribute amounts determined annually on an actuarial basis to provide for current and future benefits in accordance with federal law and other regulations. The Company expects to contribute approximately $15 million to its pension and other postretirement benefit plans in 2008.

EXPECTED FUTURE BENEFIT PAYMENTS Benefit payments, inclusive of amounts attributable to estimated future employee service, are expected to be paid as follows over the next 10 years:

(Millions of Dollars)	Total	Year 1	Year 2	Year 3	Year 4	Year 5	Years 6-10
Future payments	$318.0	$26.8	$27.7	$29.2	$29.8	$31.3	$173.2
These benefit payments will be funded through a combination of existing plan assets and amounts to be contributed in the future by the Company.
HEALTH CARE COST TRENDS The weighted average annual assumed rate of increase in the per-capita cost of covered benefits (i.e., health care cost trend rate) is assumed to be 10% for 2007, reducing gradually to 6% by 2015 and remaining at that level thereafter. A one percentage point change in the assumed health care cost trend rate would have an immaterial effect on the net periodic postretirement benefit cost and the postretirement benefit obligation as of December 29, 2007.
N. OTHER COSTS AND EXPENSES
Other-net is primarily comprised of intangible asset amortization expense, gains and losses on asset dispositions, currency impact, environmental expense and net expenses related to the Mac Tools extended financing programs, mainly financing receivable losses and interest income.
Research and development costs were $24.5 million, $22.1 million and $20.6 million for fiscal years 2007, 2006 and 2005, respectively.
O. RESTRUCTURING AND ASSET IMPAIRMENTS
At December 29, 2007, the restructuring and asset impairment reserve balance was $23.7 million, which the Company expects to largely utilize by the end of 2008. A summary of the restructuring reserve activity from December 30, 2006 to December 29, 2007 is as follows:

		Acquisition	Net
(Millions of Dollars)	12/30/06	Accrual	Additions	Usage	Currency	12/29/07
Acquisitions
Severance	$54.7	$(0.3)	$—	$(39.4)	$3.8	$18.8
Facility Closure	2.4	1.9	—	(2.8)	0.1	1.6
Other	1.5	—	0.3	(0.8)	—	1.0
2007 Actions	—	—	11.8	(10.6)	—	1.2
Pre-2007 Actions	4.5	—	0.7	(4.3)	0.2	1.1

	$63.1	$1.6	$12.8	$(57.9)	$4.1	$23.7

2007 Actions: During 2007, the Company initiated cost reduction initiatives in order to maintain its cost competitiveness. Severance charges of $11.4 million have been recorded relating to the reduction of approximately 525 employees. In addition to severance, $0.2 million was recorded for the closure of a merged office facility and $0.2 million for asset impairments. Of these amounts, $10.6 million has been utilized to date, with $1.2 million of reserves remaining as of December 29, 2007.
Pre-2007 Actions: During 2006 and 2005, the Company initiated $18.3 million of cost reduction actions in various businesses, of which $0.7 million was recorded during 2007, $13.0 million was recorded in 2006 and $4.6 million was recorded in 2005. These actions were comprised of the severance of approximately 950 employees and the exit of a leased facility. Of this amount, $18.2 million has been utilized to date, offset slightly by a $0.2 million currency impact, leaving $0.3 million of accrual remaining as of December 29, 2007. In addition, $0.8 million of reserves remain relating to pre-2005 actions.
Acquisition Related: During 2007, $3.0 million of reserves were established for HSM in purchase accounting. Of this amount $1.1 million was for severance of approximately 55 employees and $1.9 million related to the closure of 13 branch facilities. As of December 29, 2007, $0.8 million has been utilized, leaving $2.2 million remaining. The Company also utilized $1.2 million of restructuring reserves during 2007 established for various minor prior year acquisitions. As of December 29, 2007, $1.2 million in accruals for these small actions remains.
Pursuant to the integration of the January 2006 Facom acquisition, and the related reorganization of Facom and Stanley hand tools activities in Europe, the Company implemented restructuring initiatives. These initiatives reduced the cost structure by rationalizing manufacturing, logistics, sales and support organizations. This resulted in the severance of approximately 450 employees, the closure of two legacy Facom factories in France, as well as four legacy Facom distribution centers located in the United Kingdom, Belgium, Germany and Switzerland. Of the $60.4 million in total expenditures for these initiatives, $59.4 million was recorded to the Facom purchase price allocation and $1.0 million as a restructuring charge in 2006. As of December 29, 2007, $46.3 million has been utilized, partially offset by a $3.9 million currency impact, such that an $18.0 million accrual remains.
In connection with its late 2005 acquisition of National, the Company recorded $8.0 million relating to severance costs for approximately 250 employees and $0.3 million facility closure costs to the purchase price allocation. In addition, $0.2 million of facility closure costs were recorded as restructuring charges in 2006. As of December 29, 2007, most of this accrual has been utilized, with the remaining $1.4 million excess reversed as a reduction of Goodwill, such that no accrual remains.
Restructuring and asset impairment charges by segment were as follows:

(Millions of Dollars)	2007	2006	2005
CDIY	$5.6	$5.3	$1.3
Industrial	1.5	1.6	0.4
Security	5.3	5.9	2.9
Non-operating	0.4	1.0	—

Consolidated	$12.8	$13.8	$4.6

P. BUSINESS SEGMENTS AND GEOGRAPHIC AREAS
Until December 30, 2006, the Company reported results in three segments: Consumer Products, Industrial Tools and Security Solutions. Due primarily to the January 16, 2007 acquisition of HSM, the Company realigned to report three new segments effective with first quarter 2007 reporting: Construction & Do-It-Yourself (“CDIY”), Industrial and Security. These new segments more clearly convey the Company’s growth strategies and reflect management’s view of the Company’s businesses with the inclusion of HSM. Prior period segment information has been restated for comparability.
The new CDIY segment manufactures and markets hand tools, consumer mechanics tools, storage systems, pneumatic tools, and fasteners, as these products are principally utilized in construction and “Do-It-Yourself’’ projects. These products are sold primarily to professional end users and distributed through retailers (including home centers, mass merchants, hardware stores, and retail lumber yards). The new Industrial segment manufactures and markets: professional mechanics tools and storage systems; plumbing, heating, air conditioning and roofing tools; hydraulic tools and accessories; assembly tools and systems; and specialty tools (Stanley supply and services). These products are sold to industrial customers and distributed primarily through third party distributors as well as through direct sales forces. The new Security segment is a provider of access and security solutions primarily for retailers, educational, financial and healthcare institutions, as well as commercial, governmental and industrial customers. The Company provides an extensive suite of mechanical and electronic security products and systems, and a variety of security services including security integration systems, software, related installation, maintenance, monitoring services, automatic doors, door closers, exit devices, hardware (includes hinges, gate hardware, cabinet pulls, hooks, braces and shelf brackets) and locking mechanisms.

The Company utilizes segment profit, which is defined as net sales minus cost of sales and SG&A (aside from corporate overhead expense), and segment profit as a percentage of net sales to assess the profitability of each segment. Segment profit excludes the corporate overhead expense element of SG&A, interest income, interest expense, other-net (inclusive of intangible asset amortization expense), restructuring, and income tax expense. Refer to Note O Restructuring and Asset Impairments for the amount of restructuring charges and asset impairments by segment, and to Note G Goodwill and Other Intangible Assets for intangible amortization expense by segment. Corporate overhead is comprised of world headquarters facility expense, cost for the executive management team and cost for certain centralized functions that benefit the entire company but are not directly attributable to the businesses, such as legal and corporate finance functions. Transactions between segments are not material. Segment assets primarily include accounts receivable, inventory, other current assets, property, plant and equipment, intangible assets and other miscellaneous assets. Corporate assets and unallocated assets are cash and deferred income taxes. Geographic net sales and long-lived assets are attributed to the geographic regions based on the geographic location of each Company subsidiary.

The following information excludes the appliance hinge and U.K. decorator tools businesses, which are classified as discontinued operations as disclosed in Note T Discontinued Operations, unless otherwise noted.
BUSINESS SEGMENTS

(Millions of Dollars)	2007	2006	2005
Net Sales
CDIY	$1,715.1	$1,640.5	$1,600.9
Industrial	1,245.8	1,129.4	680.5
Security	1,421.9	1,148.7	916.7

Consolidated	$4,382.8	$3,918.6	$3,198.1

Segment Profit
CDIY	$254.1	$251.9	$252.1
Industrial	182.7	122.9	79.9
Security	240.8	170.0	147.8

Segment Profit	677.6	544.8	479.8
Corporate overhead	(62.2)	(63.3)	(53.7)

Total	615.4	481.5	426.1

Restructuring charges and asset impairments	(12.8)	(13.8)	(4.5)
Interest income	5.0	4.4	6.6
Interest expense	(85.2)	(69.3)	(40.4)
Other-net	(86.9)	(54.2)	(45.2)

Earnings from continuing operations before income taxes	$435.5	$348.6	$342.6

Segment Assets
CDIY	$1,012.6	$973.7	$951.3
Industrial	1,316.0	1,214.0	419.0
Security	1,979.0	1,359.6	1,302.5

	4,307.6	3,547.3	2,672.8
Discontinued operations	159.2	174.3	187.0
Corporate assets	313.1	213.8	685.3

Consolidated	$4,779.9	$3,935.4	$3,545.1

Capital and Software Expenditures
CDIY	$39.3	$35.3	$42.5
Industrial	19.5	15.4	8.7
Security	27.1	28.7	15.2
Discontinued operations	1.0	1.1	2.0

Consolidated	$86.9	$80.5	$68.4

Depreciation and Amortization
CDIY	$42.8	$44.8	$42.6
Industrial	25.9	25.7	12.8
Security	90.0	46.6	37.1
Discontinued operations	3.5	4.1	4.0

Consolidated	$162.2	$121.2	$96.5

In connection with its acquisitions, the Company recorded $21.6 million in cost of sales (“inventory step-up amortization”) during 2006 related to the initial turn of acquired inventory which was written-up in purchase accounting to its fair market value. This non-cash inventory step-up amortization amounted to $0.4 million in the CDIY segment, $12.9 million in the Industrial segment, and $8.3 million in the Security segment.

Sales to The Home Depot were approximately 8%, 10% and 12% of consolidated net sales in 2007, 2006 and 2005, respectively. For 2007, 2006 and 2005 net sales to this one customer amounted to 16%, 18% and 19% of segment net sales, respectively, for the CDIY segment, 5%, 6% and 8%, respectively, for the Security segment and less than one percent in each applicable year for the Industrial segment.
GEOGRAPHIC AREAS

(Millions of Dollars)	2007	2006	2005
Net Sales
United States	$2,557.3	$2,326.2	$2,201.6
Other Americas	394.8	357.5	263.0
France	520.7	457.1	146.3
Other Europe	664.5	580.5	400.4
Asia	245.5	197.3	186.8

Consolidated	$4,382.8	$3,918.6	$3,198.1

Long-Lived Assets
United States	$1,519.9	$919.2	$957.4
Other Americas	179.9	164.3	168.5
United Kingdom	213.0	203.8	258.0
France	512.4	479.7	14.4
Other Europe	243.3	222.7	69.8
Asia	244.3	240.4	183.3

Consolidated	$2,912.8	$2,230.1	$1,651.4

Q. INCOME TAXES
Significant components of the Company’s deferred tax assets and liabilities at the end of each fiscal year were as follows:

(Millions of Dollars)	2007	2006
Deferred tax liabilities:
Depreciation	$75.8	$41.7
Amortization of Intangibles	76.5	96.0
Inventories	4.3	4.3
Other	2.8	17.7

Total deferred tax liabilities	$159.4	$159.7
Deferred tax assets:
Employee benefit plans	$87.0	$79.9
Doubtful accounts	9.4	8.9
Accruals	6.7	10.4
Restructuring charges	1.3	2.5
Operating loss carryforwards	45.4	50.2
Other	23.9	0.4

Total deferred tax assets	$173.7	$152.3
Net Deferred Tax (Assets)Liabilities before Valuation Allowance	($14.3)	$7.4

Valuation allowance	$27.3	$26.8

Net Deferred Tax Liabilities after Valuation Allowance	$13.0	$34.2

Valuation allowances reduced the deferred tax asset attributable to foreign and state loss carry-forwards to the amount that, based upon all available evidence, is more likely than not to be realized. Reversal of the valuation allowance is contingent upon the recognition of future taxable income and capital gains in specific foreign countries and specific states, or changes in circumstances which cause the recognition of the benefits to become more likely than not. The foreign and state loss carry-forwards expire in various years beginning in 2008.
The classification of deferred taxes as of December 29, 2007 and December 30, 2006 is as follows:

	2007		2006
				Deferred
	Deferred	Deferred	Deferred	Tax
	Tax Asset	Tax Liability	Tax Asset	Liability
Current	$(25.6)	$4.3	$(35.1)	$15.1
Non-current	(120.8)	155.1	(90.4)	144.6

Total	$(146.4)	$159.4	$(125.5)	$159.7

Income tax expense (benefit) attributable to continuing operations consisted of the following:

(Millions of Dollars)	2007	2006	2005
Current:
Federal	$52.5	$27.0	$32.2
Foreign	13.4	25.1	31.9
State	13.4	8.0	8.5

Total current	$79.3	$60.1	$72.6
Deferred (Benefit):
Federal	7.0	(6.9)	17.4
Foreign	27.8	18.3	(8.4)
State	(4.4)	(2.1)	(1.2)

Total deferred	30.4	9.3	7.8

Total	$109.7	$69.4	$80.4

Income taxes paid during 2007, 2006 and 2005 were $102.9 million, $104.5 million and $112.8 million, respectively. During 2007, the Company had tax holidays with Thailand and China. Tax holidays resulted in a reduction of tax expense amounting to $4.3 million in 2007, $3.1 million in 2006, and $1.7 million in 2005. The tax holiday in Thailand is in place until 2010 while the tax holiday in China varies between 2007 and 2015.

The reconciliation of federal income tax at the statutory federal rate to income tax at the effective rate for continuing operations is as follows:

(Millions of Dollars)	2007	2006	2005
Tax at statutory rate	$152.4	$122.0	$119.9
State income taxes, net of federal benefits	4.2	3.7	4.0
Difference between foreign and federal income tax	(37.1)	(36.0)	(30.3)
Extraterritorial income exclusion	—	(2.0)	(2.7)
Branch activity	(0.5)	0.3	(0.4)
Tax accrual reserve	2.2	4.0	(0.6)
U.S. audit settlement	—	(16.6)	(16.7)
Dividends	0.3	(3.7)	15.6
FAS 109 tax rate change	(3.4)	—	—
Other-net	(8.4)	(2.3)	(8.4)

Income taxes	$109.7	$69.4	$80.4

The components of earnings from continuing operations before income taxes consisted of the following:

(Millions of Dollars)	2007	2006	2005
United States	$194.2	$134.8	$194.8
Foreign	241.3	213.8	147.8

Total pre-tax earnings	$435.5	$348.6	$342.6

The Company’s future effective tax rates could be adversely affected by earnings being lower than anticipated in countries where the statutory rates are lower. The Company is subject to the examination of its income tax returns by the Internal Revenue Service and other tax authorities. The Company evaluates the likelihood of unfavorable adjustments arising from the examinations and believes adequate provisions have been made in the income tax provision.
Undistributed foreign earnings of $647.5 million at December 29, 2007 are considered to be invested indefinitely or will be remitted substantially free of additional tax. Accordingly, no provision has been made for taxes that might be payable upon remittance of such earnings, nor is it practicable to determine the amount of this liability.
American Jobs Creation Act of 2004 — Repatriation of Foreign Earnings
The American Jobs Creation Act, the “Act”, enacted on October 22, 2004 created a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing for an 85 percent dividends received deduction for certain dividends from controlled foreign corporations. During the Fourth Quarter of 2005, Stanley’s CEO and Board of Directors approved a domestic reinvestment plan as required by the “Act” to repatriate $249.6 million in foreign earnings in fiscal 2005. Stanley recorded $15.6 million in tax expense related to this $249.6 million dividend. All repatriations under the “Act” were completed by December 31, 2005.
As of the beginning of the 2007 fiscal year, the Company adopted the provisions of FIN 48. As a result of the implementation of FIN 48, the Company recognized a $13.5 million increase in the liability for unrecognized tax benefits; this was accounted for as a reduction to the 2007 beginning balance of retained earnings. The unrecognized tax benefits at December 29, 2007 relate to U.S. and various foreign jurisdictions.

The following table summarizes the activity related to the unrecognized tax benefits:

(Millions of Dollars)	Total
Balance at January 1, 2007	$54.0
Additions based on tax positions related to current year	8.1
Additions based on tax positions related to prior years	1.8
Reductions based on tax positions related to prior years	(7.3)
Settlements	(2.6)
Expirations of the statute of limitations	(4.9)

Balance at December 29, 2007	$49.1

Included in the unrecognized tax benefits of $49.1 million at December 29, 2007 were $40.7 million of tax benefits that, if recognized, would impact the annual effective tax rate. During 2007, the accrual for potential penalties and interest related to these unrecognized tax benefits was reduced by $1.5 million, and in total, as of December 29, 2007, a liability for potential penalties and interest of $4.4 million has been recorded. The Company classifies all tax-related interest and penalties as income tax expense.
It is reasonably possible the Company may recognize up to $4-$10 million of currently unrecognized tax benefits over the next 12 months, pertaining primarily to expiration of statutes of limitations in various jurisdictions.
The Company files U.S., state, and foreign income tax returns in jurisdictions with varying statutes of limitations. Tax years 2005 and forward remain subject to federal examination while tax years 2004 and forward generally remain subject to examination by most state tax authorities. In significant foreign jurisdictions, tax years 2003 and forward generally remain subject to examination by their respective tax authorities.
R. COMMITMENTS AND GUARANTEES
COMMITMENTS The Company has non-cancelable operating lease agreements, principally related to facilities, vehicles, machinery and equipment. Minimum payments have not been reduced by minimum sublease rentals of $5.3 million due in the future under non-cancelable subleases. In addition, the Company is a party to synthetic leasing programs, which qualify as operating leases, for two of its major distribution centers. Rental expense, net of sublease income, for operating leases was $62.3 million in 2007, $50.0 million in 2006 and $40.9 million in 2005.
Outsourcing and other commitments are comprised of: $13.4 million for outsourcing arrangements, primarily related to information systems and telecommunications; and $7.6 million in marketing obligations.
The following is a summary of the future commitments for lease obligations, outsourcing and other arrangements:

(Millions of Dollars)	Total	2008	2009	2010	2011	2012	Thereafter
Operating lease obligations	$117.9	$33.7	$24.1	$17.0	$13.2	$10.8	$19.1
Material purchase commitments	29.0	10.5	9.5	9.0	—	—	—
Outsourcing and other	21.0	18.4	2.1	0.5	—	—	—

Total	$167.9	$62.6	$35.7	$26.5	$13.2	$10.8	$19.1

The Company has numerous assets, predominantly vehicles and equipment, under a one-year term renewable U.S. master personal property lease. Residual value obligations under this master lease were $30.0 million at December 29, 2007 while the fair value of the underlying assets was approximately $34.5 million. The U.S. master personal property lease obligations are not reflected in the future minimum lease payments since the initial and remaining term does not exceed one year. The Company routinely exercises various lease renewal options and from time to time purchases leased assets for fair value at the end of lease terms.
The Company is a party to synthetic leasing programs for two of its major distribution centers. The programs qualify as operating leases for accounting purposes, where only the monthly lease cost is recorded in earnings and the liability and value of underlying assets are off-balance sheet. As of December 29, 2007, the estimated fair value of assets and remaining obligations for these two properties were $69.9 million and $53.1 million, respectively.
GUARANTEES The following is a summary of guarantees as of December 29, 2007:

		Maximum	Carrying
		Potential	Amount of
(Millions of Dollars)	Term	Payment	Liability
Financial guarantees as of December 29, 2007:
Guarantees on the residual values of leased properties	Up to 6 years	$83.2	$—
Standby letters of credit	Generally 1 year	32.1	—
Guarantee on the external Employee Stock Ownership Plan borrowings	Through 2009	4.2	4.2
Commercial customer financing arrangements	Up to 5 years	23.5	21.8
Government guarantees on employees	3 years from hire date	0.1	—

Total		$143.1	$26.0

The Company has guaranteed a portion of the residual value arising from its previously mentioned synthetic lease and U.S. master personal property lease programs. The lease guarantees aggregate $83.2 million while the fair value of the underlying assets is estimated at $104.5 million. The related assets would be available to satisfy the guarantee obligations and therefore it is unlikely the Company will incur any future loss associated with these lease guarantees.
The Company has issued $32.1 million in standby letters of credit that guarantee future payments which may be required under certain insurance programs. Shares of the Company’s common stock held by the ESOP were purchased with the proceeds of external borrowings in the 1980’s and borrowings from the Company in 1991. The external ESOP borrowings are guaranteed by the Company and are included in long-term debt. Shareowners’ equity reflects a reduction for the internal and external borrowings. The Company has sold various businesses and properties over many years and provided standard indemnification to the purchasers with respect to any unknown liabilities, such as environmental, which may arise in the future that are attributable to the time of the Company’s ownership. No liabilities have been recorded for these general indemnifications since there are no identified exposures. The Company provides various limited and full recourse guarantees to financial institutions that provide financing to U.S. and Canadian Mac Tool distributors for their initial purchase of the inventory and truck necessary to function as a distributor. In addition, the Company provides a full recourse guarantee to a financial institution that extends credit to certain end retail customers of its U.S. Mac Tool distributors. The gross amount guaranteed in these arrangements is approximately $23.5 million and the $21.8 million fair value of the guarantees issued is recorded in debt and other liabilities as appropriate in the consolidated balance sheet.
The Company provides product and service warranties which vary across its businesses. The types of warranties offered generally range from one year to limited lifetime, while certain products carry no warranty. Further, the Company sometimes incurs discretionary costs to service its products in connection with product performance issues. Historical warranty and service claim experience forms the basis for warranty obligations recognized. Adjustments are recorded to the warranty liability as new information becomes available.
Following is a summary of the warranty liability activity for the years ended December 29, 2007 and December 30, 2006:

(Millions of Dollars)	2007	2006
Beginning Balance	$66.8	$15.6
Warranties and guarantees issued	23.2	20.8
Warranty payments	(21.8)	(19.6)
Acquisitions and other	(4.5)	50.0

Ending Balance	$63.7	$66.8

S. CONTINGENCIES
The Company is involved in various legal proceedings relating to environmental issues, employment, product liability and workers’ compensation claims and other matters. The Company periodically reviews the status of these proceedings with both inside and outside counsel, as well as an actuary for risk insurance. Management believes that the ultimate disposition of these matters will not have a material adverse effect on operations or financial condition taken as a whole.
The Company recognizes liabilities for contingent exposures when analysis indicates it is both probable that an asset has been impaired or that a liability has been incurred and the amount of impairment or loss can reasonably be estimated. When a range of probable loss can be estimated, the Company accrues the most likely amount. In the event that no amount in the range of probable loss is considered most likely, the minimum loss in the range is accrued.
In the normal course of business, the Company is involved in various lawsuits and claims. In addition, the Company is a party to a number of proceedings before federal and state regulatory agencies relating to environmental remediation. Also, the Company, along with many other companies, has been named as a potentially responsible party (“PRP”) in a number of administrative proceedings for the remediation of various waste sites, including 16 active Superfund sites. Current laws potentially impose joint and several liabilities upon each PRP. In assessing its potential liability at these sites, the Company has considered the following: whether responsibility is being disputed, the terms of existing agreements, experience at similar sites, and the Company’s volumetric contribution at these sites.
The Company’s policy is to accrue environmental investigatory and remediation costs for identified sites when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The amount of liability recorded is based on an evaluation of currently available facts with respect to each individual site and includes such factors as existing technology, presently enacted laws and regulations, and prior experience in remediation of contaminated sites. The liabilities recorded do not take into account any claims for recoveries from insurance or third parties. As assessments and remediation progress at individual sites, the amounts recorded are reviewed periodically and adjusted to reflect additional technical and legal information that becomes available. As of December 29, 2007 and December 30, 2006, the Company had reserves of $30.1 million and $30.5 million, respectively, for remediation activities associated with Company-owned properties, as well as for Superfund sites, for losses that are probable and estimable. Of the 2007 amount, $7.3 million is classified as current and $22.8 million as long-term. The range of environmental remediation costs that is reasonably possible is $23.4 million to $55.5 million which is subject to change in the near term. The Company may be liable for environmental remediation of sites it no longer owns. Liabilities have been recorded on those sites in accordance with policy.
The environmental liability for certain sites that have cash payments that are fixed or reliably determinable have been discounted using a rate of 4.8%. The discounted and undiscounted amount of the liability relative to these sites is $5.1 million and $8.1 million, respectively, as of December 29, 2007 and December 30,

2006. The payments relative to these sites are expected to be $1.0 million in 2008, $1.7 million in 2009, $1.0 million in 2010, $0.3 million in 2011, $0.3 in 2012 and $3.8 million thereafter.
The amount recorded for identified contingent liabilities is based on estimates. Amounts recorded are reviewed periodically and adjusted to reflect additional technical and legal information that becomes available. Actual costs to be incurred in future periods may vary from the estimates, given the inherent uncertainties in evaluating certain exposures. Subject to the imprecision in estimating future contingent liability costs, the Company does not expect that any sum it may have to pay in connection with these matters in excess of the amounts recorded will have a materially adverse effect on its financial position, results of operations or liquidity.
T. DISCONTINUED OPERATIONS
During 2006, the Company disposed of two small businesses, the American appliance hinge and U.K. decorator tools businesses, for $1.9 million in cash. The related after-tax loss amounted to $1.1 million.
On June 11, 2008, the Company entered into a definitive agreement to sell its CST/berger laser leveling and measuring business to Robert Bosch Tool Corporation (“Bosch”). The $205 million cash sale transaction closed on July 25, 2008 and will generate an after-tax gain of approximately $155 million. In addition, two other small businesses will be divested in 2008.
In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the results of operations of CST/berger and the other small businesses have been reported as discontinued operations in all periods presented. In addition, the assets and liabilities of these businesses were classified as held for sale in the Consolidated Balance Sheets at December 29, 2007 and December 30, 2006. The divestures of these businesses were made pursuant to the Company’s growth strategy which entails a reduction of risk associated with certain large customer concentrations and better utilization of resources to increase shareowner value.
CST/berger manufactures and distributes surveying accessories, as well as building and construction instruments primarily in the Americas. The Company expects to purchase approximately $10 million of laser measuring tools annually from Bosch, for distribution outside North America, pursuant to a two year supply agreement which will expire in July, 2010. The American appliance hinge business supplied hardware used to manufacture household appliances. The U.K. decorator tools business manufactured brushes, rollers and other paint sundries supplied to various retailers. Operating results of CST/berger and U.K.decorator tools, which were formerly included in the CDIY segment, and three other small businesses which were formerly included in the Industrial and Security segments, are summarized as follows:

(Millions of Dollars)	2007	2006	2005
Net sales	$101.0	$112.1	$125.9
Pretax earnings	15.7	17.0	14.4
Income taxes	4.9	6.7	7.0

Net earnings from discontinued operations	$10.8	$10.3	$7.4

     Assets and liabilities of these businesses as of December 29, 2007 and December 30, 2006 are as follows:

(Millions of Dollars)	2007	2006
Accounts receivable	$17.3	$17.7
Inventories	10.9	15.5
Other assets	3.0	2.6
Property, plant and equipment	4.5	4.2
Goodwill and other intangible assets	46.0	48.9

Total assets	$81.7	$88.9

Accounts payable	$9.0	$8.7
Accrued expenses	8.6	7.5
Other liabilities	0.9	0.8

Total liabilities	$18.5	$17.0

QUARTERLY RESULTS OF OPERATIONS (unaudited)

(Millions of Dollars, except per share amounts)	Quarter
2007	First	Second	Third	Fourth	Year
Net sales	$1,038.1	$1,095.7	$1,106.2	$1,142.8	$4,382.8
Gross profit	386.2	422.4	421.6	425.7	1,655.9
Selling, general and administrative expenses	254.3	263.4	252.4	270.4	1,040.5
Net earnings from continuing operations	65.5	82.6	88.5	89.2	325.8
Net earnings from discontinued operations	2.1	2.7	2.9	3.1	10.8

Net earnings	$67.6	$85.3	$91.4	$92.3	$336.6

Basic earnings per common share:
Continuing operations	$0.79	$1.00	$1.08	$1.09	$3.96
Discontinued operations	0.03	0.03	0.03	0.04	0.13

Total basic earnings per common share	$0.82	$1.03	$1.11	$1.13	$4.09

Diluted earnings per common share:
Continuing operations	$0.77	$0.98	$1.05	$1.07	$3.88
Discontinued operations	0.02	0.03	0.03	0.04	0.13

Total diluted earnings per common share	$0.80	$1.01	$1.09	$1.11	$4.00

2006	First	Second	Third	Fourth	Year
Net sales	$945.1	$991.7	$985.3	$996.5	$3,918.6
Gross profit	321.9	365.3	365.5	363.3	1416.0
Selling, general and administrative expenses	233.5	239.1	226.9	235.0	934.5
Net earnings from continuing operations	36.0	72.1	86.0	85.1	279.2
Net earnings from discontinued operations	1.7	2.6	4.5	1.5	10.3

Net earnings	$37.7	$74.7	$90.5	$86.6	$289.5

Basic earnings per common share:
Continuing operations	$0.43	$0.89	$1.06	$1.04	$3.41
Discontinued operations	0.02	0.03	0.06	0.02	0.13

Total basic earnings per common share	$0.46	$0.92	$1.11	$1.06	$3.54

Diluted earnings per common share:
Continuing operations	$0.43	$0.87	$1.04	$1.02	$3.34
Discontinued operations	0.02	0.03	0.05	0.02	0.12

Total diluted earnings per common share	$0.45	$0.90	$1.09	$1.03	$3.46